EXHIBIT 2.1
                                                                     -----------

                                                                  EXECUTION COPY















                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                               MAF Bancorp, Inc.,
                             a Delaware corporation

                                       and

                               EFC Bancorp, Inc.,
                             a Delaware corporation



                                  June 29, 2005








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I.       THE MERGER..............................................................................................1

         1.1      Effects of the Merger..........................................................................1

         1.2      Conversion of Shares upon the Merger...........................................................2

         1.3      Stock Options..................................................................................2

         1.4      Consummation of the Merger; Effective Time.....................................................4

         1.5      Merger Consideration...........................................................................4

         1.6      Exchange of Company Common Stock...............................................................8

II.      REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................................10

         2.1      Organization..................................................................................10

         2.2      Authorization.................................................................................11

         2.3      Conflicts.....................................................................................11

         2.4      Capitalization................................................................................11

         2.5      Purchaser Financial Statements; Material Changes..............................................12

         2.6      Purchaser SEC Filings.........................................................................12

         2.7      Purchaser Reports.............................................................................13

         2.8      Compliance With Laws..........................................................................13

         2.9      Litigation....................................................................................14

         2.10     Defaults......................................................................................14

         2.11     Absence of Purchaser Material Adverse Change..................................................14

         2.12     Undisclosed Liabilities.......................................................................14

         2.13     Licenses......................................................................................14

         2.14     Government Approvals..........................................................................14

         2.15     Fees..........................................................................................14

         2.16     Disclosure....................................................................................15

         2.17     Availability of Funds.........................................................................15

         2.18     Controls and Procedures.......................................................................15

III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................16

         3.1      Organization..................................................................................16

         3.2      Authorization.................................................................................17

         3.3      Conflicts.....................................................................................17

         3.4      Capitalization and Stockholders...............................................................18

         3.5      Company Financial Statements; Material Changes................................................19

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         3.6      Company SEC Filings...........................................................................19

         3.7      Company Reports...............................................................................19

         3.8      Compliance With Laws..........................................................................20

         3.9      Litigation....................................................................................20

         3.10     Defaults......................................................................................21

         3.11     Absence of Company Material Adverse Change....................................................21

         3.12     Undisclosed Liabilities.......................................................................21

         3.13     Licenses......................................................................................21

         3.14     Governmental and Stockholder Approvals........................................................21

         3.15     Antitakeover Provisions Inapplicable..........................................................21

         3.16     Disclosure....................................................................................22

         3.17     Taxes.........................................................................................22

         3.18     Insurance.....................................................................................23

         3.19     Loans; Investments............................................................................23

         3.20     Interest Rate Risk Management Arrangements....................................................25

         3.21     Allowance for Loan Losses.....................................................................25

         3.22     Company Benefit Plans.........................................................................25

         3.23     Environmental Matters.........................................................................28

         3.24     Material Contracts............................................................................29

         3.25     Real Property.................................................................................30

         3.26     Indemnification...............................................................................31

         3.27     Insider Interests.............................................................................31

         3.28     Fairness Opinion..............................................................................31

         3.29     Fees..........................................................................................31

         3.30     Controls and Procedures.......................................................................32

IV.      COVENANTS..............................................................................................33

         4.1      Conduct of Business by the Company Until the Effective Time...................................33

         4.2      Conduct of Business by Purchaser Until the Effective Time.....................................38

         4.3      Certain Actions...............................................................................39

V.       ADDITIONAL AGREEMENTS..................................................................................40

         5.1      Inspection of Records; Confidentiality........................................................40

         5.2      Meetings of the Company.......................................................................40

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         5.3      Bank Merger...................................................................................41

         5.4      D&O Indemnification...........................................................................41

         5.5      Affiliate Letters.............................................................................42

         5.6      Regulatory Applications.......................................................................42

         5.7      Financial Statements and Reports..............................................................43

         5.8      Registration Statement; Stockholder Approval..................................................43

         5.9      Notice........................................................................................43

         5.10     Press Releases................................................................................44

         5.11     Delivery of Supplements to Disclosure Schedules...............................................44

         5.12     Tax Opinion...................................................................................45

         5.13     Tax Treatment.................................................................................45

         5.14     Resolution of Company Benefit Plans...........................................................45

         5.15     Appointment to Purchaser Board of Directors...................................................47

         5.16     Advisory Board................................................................................48

         5.17     Environmental Investigation...................................................................48

         5.18     Title to Real Estate..........................................................................49

         5.19     Cooperation...................................................................................49

         5.20     Disclosure Controls...........................................................................49

VI.      CONDITIONS.............................................................................................50

         6.1      Conditions to the Obligations of the Parties..................................................50

         6.2      Conditions to the Obligations of Purchaser....................................................50

         6.3      Conditions to the Obligations of the Company..................................................52

VII.     TERMINATION; AMENDMENT; WAIVER.........................................................................53

         7.1      Termination...................................................................................53

         7.2      Termination Fee...............................................................................54

         7.3      Expenses......................................................................................55

         7.4      Survival of Agreements........................................................................56

         7.5      Amendment.....................................................................................56

         7.6      Waiver........................................................................................56

VIII.    GENERAL PROVISIONS.....................................................................................56

         8.1      Survival......................................................................................56

         8.2      Notice........................................................................................57
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         8.3      Applicable Law................................................................................57

         8.4      Headings, Etc.................................................................................57

         8.5      Severability..................................................................................57

         8.6      Entire Agreement; Binding Effect; Nonassignment; Counterparts.................................58

         8.7      Definitions...................................................................................58
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                                    EXHIBITS

         Exhibit A-1       Form of Conversion Agreement
         Exhibit A-2       Form of Cancellation Agreement
         Exhibit B         Form of Certificate of Merger
         Exhibit C         Form of Bank Merger Agreement
         Exhibit D         Form of Affiliate Letter
         Exhibit E         Form of Legal Opinion (Company)
         Exhibit F         Form of Legal Opinion (Purchaser)


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                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization ("Agreement") is made and entered into as of the 29th day of June, 2005, by and between MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and EFC Bancorp, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Boards of Directors of Purchaser and the Company deem it advisable and in the best interests of their respective stockholders that the Company be merged with and into Purchaser in accordance with the Delaware General Corporation Law ("DGCL") and this Agreement;

         WHEREAS, immediately following the merger of the Company with and into Purchaser (the "Merger"), Purchaser and the Company intend that EFS Bank, an Illinois state-chartered savings bank and a wholly-owned subsidiary of the Company (the "Bank"), shall merge (the "Bank Merger") with and into Mid America Bank, fsb, a federal savings bank and a wholly-owned subsidiary of Purchaser ("Mid America"); and

         WHEREAS, Purchaser and the Company intend the Merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                       I.

                                   THE MERGER

         1.1 Effects of the Merger. (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, the separate existence of the Company shall cease and the Company shall be merged with and into Purchaser at the Effective Time (as defined below) in accordance with the DGCL, with Purchaser being the continuing and surviving corporation (the "Surviving Corporation").

         (b) Certificate of Incorporation. The Certificate of Incorporation of Purchaser shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

         (c) By-laws. The By-laws of Purchaser in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

         (d) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of Purchaser immediately prior to the Effective Time, plus the current member of the Company's Board of Directors appointed to Purchaser's Board of


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Directors pursuant to Section 5.15. The officers of the Surviving Corporation shall be the persons who were officers of Purchaser immediately prior to the Effective Time.

         1.2 Conversion of Shares upon the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of Purchaser Common Stock (as defined below) or Company Common Stock (as defined below), the following shall occur:

         (a) Purchaser Common Stock. Each share of the common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or treasury shares of Purchaser Common Stock and shall be unchanged following the Merger.

         (b) Company Common Stock. Subject to Section 1.2(c), Section 1.2(d) and
Section 1.6(c), each share of the common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, as defined and pursuant to Section 1.5.

         (c) Company Common Stock Held by the Company or Purchaser. All shares of Company Common Stock (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) that are
(i) owned by the Company as treasury stock, (ii) owned directly or indirectly by the Company or any of its wholly-owned subsidiaries, or (iii) owned directly or indirectly by Purchaser or any of its wholly-owned subsidiaries, shall be cancelled and no Merger Consideration or other consideration shall be delivered in exchange therefore.

         (d) Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected appraisal rights under Section 262 of the DGCL and has not effectively withdrawn or lost such rights as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. The Company shall give Purchaser prompt notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"), and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

         1.3 Stock Options. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each an "Option," and collectively, "Options"),


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which is outstanding and unexercised immediately prior to the Effective Time, shall, at the option of the holder of such Option, be converted pursuant to either Section 1.3(a)(i) or (ii) below:

                  (i) each Option held by a holder of an Option who, prior to the Effective Time, delivers a conversion agreement in the form of Exhibit A-1 attached hereto ("Conversion Agreement") shall be converted into an option to purchase shares of Purchaser Common Stock in such number and at such exercise price as set forth herein and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby, and except that any limited rights related to such Option shall be cancelled and of no further force or effect): (x) the number of shares of Purchaser Common Stock to be subject to the converted Option shall be equal to the product of (A) the number of shares of Company Common Stock subject to the original Option and (B) the Exchange Ratio; (y) the exercise price per share of Purchaser Common Stock under the converted Option shall be equal to (A) the exercise price per share of Company Common Stock under the original Option divided by (B) the Exchange Ratio; and (z) upon exercise of each Option by a holder thereof, the aggregate number of shares of Purchaser Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent; or

                  (ii) each Option not converted pursuant to Section 1.3(a)(i) above, shall be converted into the right to receive cash, to be paid in accordance with this Section 1.3(a)(ii). All Options converted to cash pursuant to this Section 1.3(a)(ii) shall terminate effective immediately prior to the Effective Time. In consideration of the foregoing, Purchaser shall make or shall cause to be made a cash payment to the holder of each Option, at the time provided in the final sentence of this Section 1.3(a)(ii), in an amount (less any applicable withholding taxes) equal to the number of shares of Company Common Stock covered by such Option multiplied by the amount by which the Cash Consideration exceeds the exercise price per share of Company Common Stock under the Option converted by such holder. A holder of an Option who has executed a cancellation agreement, substantially in the form of Exhibit A-2 attached hereto ("Cancellation Agreement"), that is delivered by the Company to Purchaser (x) prior to the Effective Time shall be paid the amount to be paid pursuant to this Section 1.3(a)(ii) within three (3) business days following the Effective Time, and (y) after the Effective Time shall be paid the amount to be paid pursuant to this Section 1.3(a)(ii) within five (5) business days of Purchaser's receipt of such Cancellation Agreement.

The adjustments provided in Section 1.3(a)(i) above shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

         (b) The Company shall amend each Company Stock Option Plan (as defined below) to provide for the conversion or cancellation of Options in accordance with this Section 1.3 (such amendments may be referred to herein together as the "Plan Amendments"). The Company shall also provide to Purchaser a notice identifying the conversion option


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applicable to holders of the Options under Section 1.3(a) not less than five (5)
business days prior to the Effective Time. Such notice shall provide: (i) the name of the holder of such Option; (ii) the number of shares of Company Common Stock subject to such Option; (iii) the exercise price of such Option; and (iv) whether such Option shall be converted or cancelled as selected by the holder of such Option. In the event the Company fails to provide a conversion method for an Option pursuant to this Section 1.3, such Option shall be cancelled and paid pursuant to Section 1.3(a)(ii).

         1.4 Consummation of the Merger; Effective Time. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Chicago, Illinois, on such date and time as shall be fixed by mutual agreement of Purchaser and the Company as promptly as practicable on or after the second business day of January 2006, but not later than ten (10) business days thereafter, or, if later, ten (10) business days (unless otherwise agreed to by the parties, such agreement not to be unreasonably withheld) after all of the conditions set forth in Article VI (other than the receipt of closing certificates and legal opinions) have first been fulfilled or waived, provided such conditions shall continue, on such tenth business day, to be fulfilled or waived, including the conditions which, by their terms, are to be satisfied on the Closing Date and/or at the Effective Time (the date of such closing being, the "Closing Date"). At the Closing, Purchaser and the Company shall cause the Merger to become effective by causing a certificate of merger substantially in the form set forth in Exhibit B (the "Certificate of Merger") to be executed in accordance with the DGCL and to be filed with the Secretary of State of the State of Delaware. The time at which the Merger becomes effective shall be referred to as the "Effective Time."

         1.5 Merger Consideration. (a) Subject to adjustment pursuant to Section 5.17(b) and the provisions of this Section 1.5, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.2(c) and Dissenting Shares) shall be converted at the election of the holder thereof, subject to and in accordance with the procedures set forth in this Agreement, into either:

                  (i) the right to receive in cash from Purchaser, without interest, an amount equal to $34.69 (the "Cash Consideration"); or

                  (ii) the right to receive from Purchaser that number of shares of Purchaser Common Stock equal to the Exchange Ratio (as defined below) (the "Stock Consideration"). The "Exchange Ratio" shall be equal to .8082; or

                  (iii) the right to receive a combination of the foregoing in accordance with the procedures set forth in this Agreement.

         "Merger Consideration" means the Stock Consideration, the Cash Consideration or any combination thereof, in each case subject to adjustment pursuant to Section 5.17(b) and as determined in accordance with the election and proration procedures set forth in this Section 1.5.

         (b) Maximum Conversion Numbers. Subject to adjustment pursuant to
Section 5.17(b): (i) the total number of shares of Company Common Stock to be converted into


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the right to receive Cash Consideration for such shares (including any such shares subject to the cash portion of a Combination Election (as defined below)), shall be 40.07% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.2(c) and Dissenting Shares) (the "Cash Conversion Number"); (ii) the total number of shares of Company Common Stock to be converted into the right to receive Stock Consideration for such shares (including any such shares subject to the stock portion of a Combination Election) shall be 59.93% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.2(c) and Dissenting Shares) (the "Stock Conversion Number"); and (iii) the maximum number of shares of Purchaser Common Stock which may be issued as Stock Consideration will be equal to the Exchange Ratio multiplied by Stock Conversion Number and the maximum amount of cash which will be paid as Cash Consideration will be equal to the Cash Consideration multiplied by Cash Conversion Number.

         (c) Adjustments for Dilution and Other Matters. If, between the date of this Agreement and the Effective Time, each of the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

         (d) Election Procedures.

                  (i) All elections contemplated by Section 1.5(a) shall be made on a form designed for that purpose prepared by the Company and reasonably acceptable to Purchaser (an "Election Form"). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities ("Representatives") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Company Common Stock held by each such Representative for a particular beneficial owner.

                  (ii) The Election Form shall be mailed on the same date as the date on which the Proxy Statement is mailed to all holders of record of shares of Company Common Stock as of the record date of the Stockholders' Meeting (as defined below). Thereafter the Company and Purchaser shall each use its reasonable and diligent efforts to (i) mail the Election Form to all persons who become record holders of shares of Company Common Stock during the period between the record date for the Stockholders' Meeting and 5:00 p.m., Chicago Time, on the day five (5) business days prior to the date of the Stockholders' Meeting and (ii) make the Election Form available to all persons who become holders of shares of Company Common Stock subsequent to such day and no later than the close of business on the day prior to the Stockholders' Meeting. In order to be effective, an Election Form must be received by the Exchange Agent (as defined below), on or before 5:00 p.m., Chicago Time, on the business day prior to the Stockholders' Meeting (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly


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         completed only if accompanied by one or more certificates theretofore representing Company Common Stock ("Certificate(s)") (or customary affidavits and, if required by Purchaser pursuant to Section 1.6(a), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. All elections will be revocable until the Election Deadline and thereafter shall be irrevocable.

                  (iii) Each Election Form shall entitle the holder of shares of Company Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"),
         (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Shares of Company Common Stock as to which a valid Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." The aggregate number of shares of Company Common Stock as to which a valid Cash Election is made is referred to herein as the "Cash Election Number." Shares of Company Common Stock as to which a valid Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." The aggregate number of shares of Company Common Stock as to which a valid Stock Election is made is referred to herein as the "Stock Election Number." Shares of Company Common Stock as to which a Non-Election is deemed in effect are referred to as "Non-Election Shares." All shares of Company Common Stock of a holder whose properly completed Election Form is not received by the Exchange Agent prior to the Election Deadline shall be deemed to be Non-Election Shares. If the Exchange Agent shall have determined that any purported election was not properly made, such purported election shall be deemed to be of no force and effect and the shares of Company Common Stock subject to such purported election shall for purposes hereof be deemed to be Non-Election Shares.

         (e) Proration Procedures. As soon as practicable after the Election Deadline, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                  (i) If the Stock Election Number exceeds the Stock Conversion Number, then:

                           (A) all Cash Election Shares and all Non-Election
                  Shares shall be converted into the right to receive the Cash Consideration, and


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                           (B) each holder of Stock Election Shares shall have
                  the right to receive:

                                    (1) the number of shares of Purchaser Common
                           Stock equal to the product obtained by multiplying
                           (a) the number of Stock Election Shares held by such holder by (b) the Exchange Ratio by (c) a fraction (rounded to four decimal places) the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number (the "Stock Proration Factor"), and

                                    (2) cash in an amount equal to the product
                           obtained by multiplying (a) the number of Stock Election Shares held by such holder by (b) the Cash Consideration by (c) one minus the Stock Proration Factor.

                  (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                           (A) if the Shortfall Number is less than or equal to
                  the number of Non-Election Shares, then:

                                    (1) all Cash Election Shares shall be
                           converted into the right to receive the Cash
                           Consideration; and

                                    (2) each holder of Non-Election Shares shall
                           have the right to receive (a) the number of shares of Purchaser Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction (rounded to four decimal places) the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the "Non-Election Proration Factor") and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Non-Election Proration Factor; or

                           (B) if the Shortfall Number exceeds the number of
                  Non-Election Shares, then:

                                    (1) all Non-Election Shares shall be
                           converted into the right to receive the Stock Consideration; and

                                    (2) each holder of Cash Election Shares
                           shall have the right to receive (a) the number of shares of Purchaser Common Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a


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                           fraction (rounded to four decimal places) the
                           numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the Cash Election Number (the "Cash Proration Factor") and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by
                           (z) one minus the Cash Proration Factor.

                  (iii) Notwithstanding the foregoing, but subject to Section 5.13, Purchaser may, in its sole discretion, direct at any time prior to the Effective Time that the proration procedures provided in this subsection (d) not be implemented.

         1.6 Exchange of Company Common Stock. (a) Surrender of Certificates. As soon as practicable after the Effective Time but in no event later than five (5) business days following the Effective Time, Computershare Investor Services LLP or such other firm selected by Purchaser and reasonably acceptable to the Company (the "Exchange Agent"), pursuant to documentation reasonably acceptable to Purchaser and the Company consistent with the terms hereof, shall mail to each holder of record of a Certificate who did not previously submit a properly completed Election Form together with duly executed transmittal materials prior to the Election Deadline: (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (in the form or forms determined in accordance with the provisions of Section 1.5). Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefor, (i) a certificate evidencing the whole number of shares of Purchaser Common Stock into which the shares of Company Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 1.5, if any, plus (ii) a check for the aggregate amount of cash, without interest, which such holder would be entitled to receive pursuant to
Section 1.5, if any, including any cash amount payable in lieu of fractional shares in accordance with Section 1.6(c). Certificates so surrendered shall be cancelled. Purchaser shall direct the Exchange Agent to make such deliveries within five (5) business days of the receipt of all required documentation. If any Purchaser Common Stock to be exchanged for shares of Company Common Stock is to be delivered in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to the exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to Purchaser having an office in the United States, and that the person requesting the payment shall either
(a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock outstanding immediately prior to the Effective Time and any such shares of Company Common Stock presented to the Exchange Agent shall be cancelled in exchange for the Merger Consideration payable with respect thereto as provided in Section 1.5 above.

         (b) Failure to Exchange Company Common Stock. No dividends or other distributions declared after the Effective Time with respect to Purchaser Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Purchaser Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Purchaser Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Purchaser Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Purchaser Common Stock pursuant to this Section 1.6(b) shall be paid or delivered by Purchaser to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Purchaser after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look only to Purchaser for payment or delivery of such dividends or distributions, as the case may be. Any shares of Purchaser Common Stock or other consideration delivered or made available to the Exchange Agent pursuant to this Section 1.6(b) and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Purchaser which shall thereafter act as exchange agent subject to the rights of holders of unsurrendered Certificates hereunder.

         (c) Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender or exchange of Certificates, no dividend or distribution of Purchaser shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or assert any rights of a stockholder of Purchaser. In lieu of any fractional share of Purchaser Common Stock, Purchaser shall cause to be paid to each holder of shares of Company Common Stock who otherwise would be entitled to receive a fractional share of Purchaser Common Stock an amount of cash, rounded to the nearest cent (without interest), equal to the product of such fraction multiplied by the Cash Consideration.

         (d) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

         (e) Exchange Fund. On the date the Effective Time occurs, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of Company Common Stock, for exchange in accordance with the terms of this Agreement, an aggregate amount of cash, sufficient to pay the aggregate Cash Consideration payable pursuant to Section 1.5 of this Agreement (plus an additional amount of cash sufficient to cover amounts payable in lieu of any fractional shares of Company Common Stock).

                                      II.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Company that:

         2.1 Organization. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses, and to carry on its business substantially as it has been and is now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Purchaser Material Adverse Effect (as defined below). Purchaser has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities (as defined below), to consummate the transactions contemplated hereby. Purchaser is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA").

         (b) Mid America is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. Mid America is an "insured depository institution" as defined in the Federal Deposit Insurance Act (the "FDI Act") and applicable regulations thereunder, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") to the full extent permitted under applicable laws.

         (c) Purchaser has no direct or indirect subsidiaries other than MAF Developments, Inc., Mid America Investment Services, Inc., Mid America Finance Corporation, Mid America Insurance Agency, Inc., Center Point Title Services, Inc., MAF Realty Co., L.L.C.-III, MAF Realty Co., L.L.C.-IV, Mid America Mortgage Securities, Inc., N.W. Financial Corporation, Mid Town Development Corporation, Randall Road Development Corporation, Mid America Re, Inc., Reigate Woods Development Corporation, Equitable Finance Corp., SF Investment Corporation, SF Insurance Services Corporation, St. Francis Equity Properties, Inc. and MAF Bancorp Capital Trust I (the "Purchaser Corporate Subsidiaries") and Mid America (collectively, the "Purchaser Subsidiaries"). Except as set forth on Schedule 2.1(c) to the Purchaser Disclosure Schedule, each of the Purchaser Corporate Subsidiaries is either wholly-owned by Purchaser or Mid America or by wholly-owned subsidiaries of Mid America, and is a duly organized and validly existing corporation, limited liability company or statutory trust, as applicable, in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a Purchaser Material Adverse Effect, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted.

         2.2 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by Purchaser's Board of Directors, and all necessary corporate action on the part of Purchaser has been taken. This Agreement has been duly executed and delivered by Purchaser and, subject to the approval of the Governmental Authorities, will constitute the valid and binding obligations of Purchaser, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines.

         2.3 Conflicts. The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of Purchaser or organizational documents of any Purchaser Subsidiary. The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any Purchaser Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Purchaser Material Adverse Effect, or (ii) will be cured or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal or state governmental authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, the absence of which would have a Purchaser Material Adverse Effect, except for those relating to: any application or notice with the Office of Thrift Supervision ("OTS"), the FDIC, the Illinois Department of Financial and Professional Regulation ("IDFPR") and any other Federal or state regulatory authorities having jurisdiction over the transactions contemplated hereby (collectively, the "Governmental Authorities"); the Registration Statement to be filed by Purchaser relating to the Purchaser Common Stock to be issued pursuant to this Agreement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"), which Registration Statement shall include the proxy statement for use in connection with the Stockholders' Meeting (the "Proxy Statement") to be called pursuant to Section 5.8 hereof; the Certificate of Merger to be filed with the Secretary of State of the State of Delaware; the listing on the Nasdaq National Market of the shares of Purchaser Common Stock to be issued in exchange of shares of Company Common Stock and any filings, approvals or no-action letters with or from state securities authorities; and any antitrust filings, consents, waivers or approvals.

         2.4 Capitalization. (a) As of the date hereof, the capital stock of Purchaser consists of the following:

    CLASS OF STOCK          PAR VALUE         AUTHORIZED         ISSUED         OUTSTANDING         TREASURY
    --------------          ---------         ----------         ------         -----------         --------
        Common               $ 0.01           80,000,000        33,634,642       31,973,984        1,660,658
       Preferred             $ 0.01           5,000,000             0                0                 0

All of the issued and outstanding shares of Purchaser Common Stock have been, and all of the shares of Purchaser Common Stock to be issued in the Merger will be at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock has been issued in violation of any preemptive rights and none of the outstanding shares of Purchaser Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. Purchaser has reserved, and will at the Effective Time have, a number of authorized but unissued shares of Purchaser Common Stock or shares of Purchaser Common Stock held in treasury sufficient to pay the aggregate Merger Consideration in accordance with Section 1.5 hereof.

         (b) As of the date hereof, Purchaser had reserved 3,685,764 shares of Purchaser Common Stock for issuance under incentive compensation plans (the "Purchaser Incentive Plans") for the benefit of directors, employees and former directors and employees of Purchaser and the Purchaser Subsidiaries pursuant to which options covering 3,172,113 shares of Purchaser Common Stock were outstanding as of the date hereof and restricted stock units covering 39,203 shares of Purchaser Common Stock were outstanding as of the date hereof. Except for the Purchaser Incentive Plans and other compensatory arrangements or employee benefit plans disclosed in the Purchaser Reports (as defined below), there are no shares of capital stock of Purchaser subject to options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Purchaser, or contracts, commitments, understandings, or arrangements by which Purchaser is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         2.5 Purchaser Financial Statements; Material Changes. Purchaser has previously delivered to the Company its audited consolidated financial statements for the years ended December 31, 2004, 2003 and 2002, and the unaudited consolidated financial statements for the three months ended March 31, 2005 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements (x) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (y) fairly present in all material respects the consolidated financial condition of Purchaser as of the dates thereof and the related results of operations, changes in stockholders' equity and cash flows for the periods then ended.

         2.6 Purchaser SEC Filings. Purchaser has previously made available to the Company true and complete copies of (a) its proxy statements as filed with the SEC relating to all meetings of stockholders (whether special or annual) during the calendar years 2002, 2003 and 2004, and (b) all other reports, as amended, or filings, as amended, filed under the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Securities Exchange Act"), by Purchaser with the SEC since January 1, 2002, including without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act") since January 1, 2002.

         2.7 Purchaser Reports. (a) Since January 1, 2002, each of Purchaser and the Purchaser Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed since such date with (a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Purchaser Reports"). Purchaser has previously made available to the Company true and complete copies of the Purchaser Reports requested by the Company. As of their respective filing dates, each of such reports and documents (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Except as set forth on Schedule 2.7(b) to the Purchaser Disclosure Schedule and except for examinations or reviews conducted in the regular course of the business of Purchaser or the Purchaser Subsidiaries by the SEC, Internal Revenue Service, Department of Labor, state, and local taxing authorities, OTS or the FDIC, no Federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Purchaser, investigation into the business or operations of Purchaser or the Purchaser Subsidiaries within the past three years. None of Purchaser or any Purchaser Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS or the FDIC. There is no unresolved violation, criticism or exception by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any Purchaser Report that would constitute a Purchaser Material Adverse Effect.

         2.8 Compliance With Laws. (a) The businesses of Purchaser and each Purchaser Subsidiary are being conducted in compliance with all applicable Federal and state laws, ordinances and regulations of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the USA Patriot Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), Federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Purchaser or any Purchaser Subsidiary, except for any violations which either singly or in the aggregate do not have a Purchaser Material Adverse Effect.

         (b) Except as set forth on Schedule 2.8(b) to the Purchaser Disclosure Schedule, no investigation or review by any governmental entity with respect to Purchaser or any Purchaser Subsidiary is pending or, to the best knowledge of the Company, threatened, nor has any governmental entity indicated to Purchaser an intention to conduct the same, other than normal bank regulatory examinations.

         2.9 Litigation. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of Purchaser, threatened against or affecting Purchaser or any Purchaser Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would reasonably be expected to have a Purchaser Material Adverse Effect, or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, having, or which could reasonably be foreseen to have in the future, any such effect.

         2.10 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by Purchaser or any Purchaser Subsidiary under any contract, commitment, or other material obligation to which Purchaser, any Purchaser Subsidiary or their respective properties is subject, and neither Purchaser nor any Purchaser Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Purchaser Material Adverse Effect. To the best knowledge of Purchaser, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         2.11 Absence of Purchaser Material Adverse Change. Except as may be disclosed in Purchaser Reports, since December 31, 2004, there has not occurred a Purchaser Material Adverse Change.

         2.12 Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of Purchaser and the Purchaser Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of Purchaser as of December 31, 2004 or in the notes thereto, and Purchaser and the Purchaser Subsidiaries have no other Liabilities, except Liabilities incurred since December 31, 2004 in the ordinary course of business.

         2.13 Licenses. To the best knowledge Purchaser, Purchaser and each Purchaser Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Purchaser Permit") required to be held by it and which are material with respect to the operation of their respective businesses, except for such Purchaser Permits which the failure to hold would not have a Purchaser Material Adverse Effect.

         2.14 Government Approvals. To the best knowledge of Purchaser, no fact or condition exists with respect to Purchaser or any Purchaser Subsidiary that Purchaser has reason to believe will prevent it from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority.

         2.15 Fees. Other than the financial advisory services performed for Purchaser by Keefe, Bruyette & Woods, Inc., neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Purchaser or any Purchaser Subsidiary in connection with this Agreement or the transactions contemplated hereby.

         2.16 Disclosure. None of the information to be supplied by Purchaser for inclusion or to be incorporated by reference in the Proxy Statement or the information relating to Purchaser and the Purchaser Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement after giving effect to any amendments thereof or supplements thereto, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Forms 10-K, 10-Q and 8-K and any other document filed by Purchaser under the Securities Exchange Act which are included with or incorporated by reference in the Registration Statement and Proxy Statement relating to Purchaser comply or will comply as to form in all material respects with the provisions of the Securities Exchange Act.

         2.17 Availability of Funds. Purchaser has or will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

         2.18 Controls and Procedures. (a) Each of the principal executive officer and the principal financial officer of Purchaser has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the "Sarbanes-Oxley Act") with respect to Purchaser Reports, and Purchaser has made available to the Company a summary of any disclosure made by management to Purchaser's auditors and audit committee since January 1, 2002 referred to in such certifications. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

         (b) Purchaser has (i) designed and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act) to ensure that material information required to be disclosed by Purchaser in the reports it files or submits under the Securities Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (ii) disclosed, based on its most recent evaluation of internal control over financial reporting, to Purchaser's auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Purchaser's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser's internal control over financial reporting. Purchaser has made available to the Company true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from

January 1, 2004 through the date hereof, and will promptly provide to the Company true and correct copies of any such disclosure that is made after the date hereof.

         (c) Purchaser has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance
(i) that transactions are executed in accordance with management's general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management's general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

         (d) Since December 31, 2004, (i) neither Purchaser nor any Purchaser Subsidiary nor, to the best knowledge of Purchaser, any director, officer, employee, auditor, accountant or representative of Purchaser or any of the Purchaser Subsidiaries has received any written complaint, allegation, assertion, or claim that Purchaser or any Purchaser Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Purchaser or any Purchaser Subsidiary, whether or not employed by the Purchaser or any Purchaser Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Purchaser, any of the Purchaser Subsidiaries or any of their respective officers, director, employees or agents to any officer of Purchaser, the Board of Directors of Purchaser or any member or committee thereof.

                                      III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Purchaser that:

         3.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities and the stockholders of the Company, to consummate the transactions contemplated hereby. The Company is duly registered as a unitary savings and loan holding company under HOLA.

         (b) The Bank is an Illinois state-chartered stock savings bank duly organized and in existence under the laws of the State of Illinois. The Bank is an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder, the deposits of which are insured by FDIC through SAIF to the full extent permitted under applicable laws.

         (c) The Company has no direct or indirect subsidiaries other than EFS Service Corporation, EFS Financial Services, Inc. and Computer Dynamics Group, Inc. (the "Company Corporate Subsidiaries") and the Bank (collectively, the "Company Subsidiaries"). Each of the Company Corporate Subsidiaries is either wholly-owned by the Company or the Bank, and is a duly organized and validly existing corporation, in good standing under the laws of its state of incorporation, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a Company Material Adverse Effect. Each Company Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold does not have a Company Material Adverse Effect.

         3.2 Authorization. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Company's Board of Directors, and all necessary corporate action on the part of the Company (except for the requisite stockholder approval) has been taken. This Agreement has been duly executed and delivered by the Company and, subject to the approval of the stockholders of the Company and of the Governmental Authorities, will constitute the valid and binding obligations of the Company, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Certificate of Incorporation nor the By-laws of the Company will need to be amended to effectuate the transactions contemplated by this Agreement.

         3.3 Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of the Company or organizational documents of any Company Subsidiary. Except as set forth on Schedule 3.3 to the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, Material Agreement (as defined below) or permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties, other than any such conflicts, violations or defaults which will be cured or waived by the counter-party prior to the Effective Time. Except as set forth on Schedule 3.3 to the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal or state governmental authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, the absence of which would have a Company Material Adverse Effect, except for those relating to: any application or notice with the Governmental Authorities; Purchaser's Registration Statement and Proxy Statement to be filed with the SEC; the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and any antitrust filings, consents, waivers or approvals.

         3.4 Capitalization and Stockholders. (a) As of the date hereof, except as set forth on Schedule 3.4(a) to the Company Disclosure Schedule, the capital stock of the Company consists of the following:


    CLASS OF STOCK          PAR VALUE         AUTHORIZED         ISSUED         OUTSTANDING         TREASURY
    --------------          ---------         ----------         ------         -----------         --------
        Common                $0.01           25,000,000       7,491,434         4,817,669         2,673,765
       Preferred              $0.01           2,000,000            0                 0                 0

All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock were issued in violation of any preemptive rights of the current or past stockholders of the Company, and, to the best knowledge of the Company, there exist no prior rights of any party to acquire such shares. All of the issued and outstanding shares of Company Common Stock as of the relevant record date will be entitled to vote to approve the Agreement.

         (b) As of the date hereof, the Company has 521,922 shares of Company Common Stock reserved for issuance under the stock option plans for the benefit of employees and directors of the Company or Company Subsidiaries ("Company Stock Option Plans") pursuant to which options covering an aggregate of 469,523 shares of Company Common Stock are outstanding as of the date hereof. Except as set forth in this Section 3.4(b) or Schedule 3.4(b) to the Company Disclosure Schedule and except for the transactions contemplated herein, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each option is exercisable or will be exercisable as of the date set forth in Schedule 3.4(b) to the Company Disclosure Schedule (as defined below) and has an exercise price in the amount set forth on Schedule 3.4(b) to the Company Disclosure Schedule.

         (c) Schedule 3.4(c) to the Company Disclosure Schedule accurately identifies the names and addresses of all of the stockholders who, to the best knowledge of the Company, beneficially own more than 5% of the shares of Company Common Stock and the number of shares of Company Common Stock held by each such stockholder and by each director and senior officer of the Company. From the date hereof until the Effective Time, the Company shall, upon request, provide Purchaser with (i) a complete list of all of its stockholders of record and non-objecting shareholders, including the names, addresses and number of shares of Company Common Stock held by each stockholder, and (ii) any correspondence between the Company and any stockholder of the Company.

         (d) No capital stock of any of the Company Subsidiaries is or may become required to be issued (other than to the Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Company Subsidiary. The former minority shareholder of Computer Dynamics Group, Inc has no continuing equity interest in such company and, to the best knowledge of the Company, there is no dispute threatened with respect to such former equity ownership position. There are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of shares of the capital stock of any Company Subsidiary. All of the shares of capital stock of each Company Subsidiary held by the Company or the Bank are fully paid and non-assessable and are owned by the Company or the Bank free and clear of any claim, lien or encumbrance.

         3.5 Company Financial Statements; Material Changes. The Company has previously delivered to Purchaser its audited consolidated financial statements for the years ended December 31, 2004, 2003 and 2002, and the unaudited consolidated financial statements for the three (3) months ended March 31, 2005 (collectively, the "Company Financial Statements"). The Company Financial Statements (x) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (y) fairly present in all material respects the consolidated financial condition of the Company as of the dates thereof and the related results of operations, changes in stockholders' equity and cash flows for the periods then ended.

         3.6 Company SEC Filings. The Company has previously made available to Purchaser true and complete copies of (a) its proxy statements on Schedule 14A to the Securities Exchange Act relating to all meetings of stockholders (whether special or annual) during the calendar years 2003, 2004 and 2005, (b) all other reports or filings, as amended, filed under the Securities Exchange Act by the Company with the SEC since January 1, 2002, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act, and (c) beneficial ownership reports or filings relating to the Company Common Stock furnished to the Company since January 1, 2002.

         3.7 Company Reports. (a) Since January 1, 2002, each of the Company and the Company Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed since such date with (a) the SEC, (b) the IDFPR, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) American Stock Exchange (collectively, the "Company Reports"). The Company has previously made available to Purchaser true and complete copies of the Company Reports requested by Purchaser. As of their respective filing dates, each of such reports and documents (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Except for examinations or reviews conducted by the IDFPR or the FDIC in the regular course of the business of the Company or the Company Subsidiaries, no Federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of the Company, investigation into the business or operations of the Company or the Company Subsidiaries within the past three years. None of the Company or any Company Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the IDFPR or the FDIC. There is no unresolved violation, criticism or exception by the SEC, IDFPR or FDIC, or other agency, commission or entity that would have a Company Material Adverse Effect.

         3.8 Compliance With Laws. (a) The businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable Federal and state laws, ordinances and regulations of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the USA Patriot Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), Federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by the Company or any Company Subsidiary, except for possible violations which either singly or in the aggregate do not have a Company Material Adverse Effect, and which would not interfere with the consummation of the transactions contemplated hereby.

         (b) The policies, programs and practices of the Company and each Company Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the best knowledge of Company, threatened, against the Company or any Company Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best knowledge of the Company, there is no basis for any valid claim or charge with regard to such matters.

         (c) Except as set forth on Schedule 3.8(c) to the Company Disclosure Schedule, no investigation or review by any governmental entity with respect to the Company or any Company Subsidiary is pending or, to the best knowledge of the Company, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same, other than normal bank regulatory examinations.

         3.9 Litigation. Except as set forth on Schedule 3.9 to the Company Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against the Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, in excess of $50,000, or which would reasonably be expected to have a Company Material Adverse Effect or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, having, or which could reasonably be foreseen to have in the future, any such effect.

         3.10 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by the Company or any Company Subsidiary under any contract, commitment, or other material obligation to which the Company, any Company Subsidiary or their respective properties is subject, and neither the Company nor any Company Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.10 to the Company Disclosure Schedules, to the best knowledge of the Company, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         3.11 Absence of Company Material Adverse Change. Since December 31, 2004, there has not been, except for the transactions as contemplated herein or matters related thereto, a Company Material Adverse Change.

         3.12 Undisclosed Liabilities. All of the obligations or Liabilities have, in the case of the Company and the Company Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of the Company as of December 31, 2004 or in the notes thereto, and the Company and the Company Subsidiaries have no other Liabilities except (i) Liabilities incurred since December 31, 2004 in the ordinary course of business consistent with past practice that either alone or when combined with all similar Liabilities, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) Liabilities (including legal, accounting, financial advising fees and out-of-pocket expenses) incurred in connection with the transactions contemplated by this Agreement.

         3.13 Licenses. The Company and each Company Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Company Permit") required to be held by it and which are material with respect to the operation of their respective businesses as presently conducted.

         3.14 Governmental and Stockholder Approvals. To the best knowledge of the Company, no fact or condition exists which the Company has reason to believe will prevent the parties from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority or the stockholders of the Company.

         3.15 Antitakeover Provisions Inapplicable. Other than Section 203 of the DGCL, no "business combination," "moratorium," "control share" or other state antitakeover statute or regulation, nor any provision in the Company's Certificate of Incorporation or By-laws, (i) prohibits or restricts the Company's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof or thereof, or
(iii) would subject Purchaser to any impediment or condition in connection with the exercise of any of its rights under this Agreement. The Company has taken all steps necessary to cause the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to be inapplicable to this Agreement and the transactions contemplated hereby.

         3.16 Disclosure. None of the information to be supplied by the Company for inclusion or to be incorporated by reference in the Proxy Statement or the information relating to the Company and the Company Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement after giving effect to any amendments thereof or supplements thereto, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Forms 10-K, 10-Q and 8-K filed by the Company under the Securities Exchange Act which are included with or incorporated by reference in the Proxy Statement relating to the Company comply and will comply as to form in all material respects with the provisions of the Securities Exchange Act.

         3.17 Taxes. (a) Except as set forth on Schedule 3.17 to the Company Disclosure Schedules, the Company, each Company Subsidiary and each other company or joint venture where the Company or a Company Subsidiary owns 50% or more of the equity interest of such entity measured by either vote or value (a "Tax Subsidiary") have each timely filed all tax and information returns, including but not limited to all required Forms 1099, 1098 and 5498, required to be filed (all such returns being correct and complete in all material respects) and have paid (or the Company has paid on behalf of each Company Subsidiary and Tax Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes, interest and penalties required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither the Company nor any Company Subsidiary or Tax Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against the Company, any Company Subsidiary or Tax Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Except as set forth on Schedule 3.17 to the Company Disclosure Schedule, the income tax returns of the Company and each Company Subsidiary and Tax Subsidiary have not been audited by either the Internal Revenue Service, or any state or local taxing authorities, for any of the last ten years. Neither the Company nor any Company Subsidiary or Tax Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of the Company and each Company Subsidiary have been accounted for in accordance with GAAP. Except as set forth on Schedule
3.17 to the Company Disclosure Schedule, the Company and each Company Subsidiary have delivered or made available to Purchaser correct and complete copies of all Federal and state income tax returns and supporting schedules for all tax years since December 31, 2000.

         (b) The Company has not filed any consolidated Federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where the Company was not the common parent of the group. Neither the Company nor any Company Subsidiary or Tax Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than the Company, any Company Subsidiary or Tax Subsidiary.

         (c) The Company, each Company Subsidiary and each Tax Subsidiary have each withheld amounts from its employees, stockholders or holders of deposit accounts in compliance with the tax withholding provisions of applicable Federal, state and local laws, has filed all Federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, have notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable Federal, state and local tax laws and have taken reasonable steps to insure that such employees, stockholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

         3.18 Insurance. The Company and each Company Subsidiary maintain insurance with an insurer which in the best judgment of management of the Company is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. The Company and each Company Subsidiary maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by the Company and the Bank have been filed in due and timely fashion. Neither the Company nor any Company Subsidiary has had an insurance policy cancelled by the issuer of the policy within the past five (5) years.

         3.19 Loans; Investments. (a) Each loan reflected as an asset on the Company Financial Statements is evidenced by appropriate and sufficient documentation in all material respects and constitutes, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines; to the knowledge of the Company, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by the Company or any Company Subsidiary and all such loans purchased by the Company or any Company Subsidiary, were made or purchased in accordance with customary lending standards of the Company and any Company Subsidiary and in the ordinary course of business of the Company and each Company Subsidiary. Set forth on Schedule 3.19(a)(i) is a complete list of all outstanding commitments under which the Company or any Company Subsidiary is obligated to purchase loans or loan participations. Set forth on Schedule 3.19(a)(ii) to the Company Disclosure
Schedule is a complete list of the Company REO (as defined below) as of March 31, 2005.

         (b) All guarantees of indebtedness owed to the Company or any Company Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and Federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

         (c) In originating, purchasing, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, the Company and each Company Subsidiary have complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing.

         (d) None of the investments reflected in the Company Financial Statements and none of the investments made by the Company since December 31, 2004, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of the Company freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any Company Subsidiary is a party, the Company or such Company Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Neither the Company nor any Company Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require the Company or any Company Subsidiary to repurchase or otherwise reacquire any such assets. Except as set forth on Schedule 3.19(d)(i) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has purchased or otherwise acquired any loans or other assets in a transaction in which the seller of such loans or other assets, or other person, has the right, either conditionally or absolutely, to repurchase such loans or other assets from the Company or any Company Subsidiary as a result of the occurrence of the transactions contemplated herein or otherwise. Set forth on Schedule 3.19(d)(ii) to the Company Disclosure Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by the Company or any Company Subsidiary, showing as of May 31, 2005, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the cost and estimated fair value of the marketable equity securities.

         (e) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity," "available for sale" and "trading" held by the Company or any Company Subsidiary, as reflected in the Company Financial Statements were classified and accounted for in accordance with F.A.S.B. 115 and the intentions of management.

         3.20 Interest Rate Risk Management Arrangements. Neither the Company nor any Company Subsidiary is a party to any, nor is any property bound by, any interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements.

         3.21 Allowance for Loan Losses. The allowance for loan losses shown on the Company Financial Statements, as of such date was (and will be as of such subsequent financial statement dates) in the reasonable judgment of the Company, adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable Federal and/or state regulatory authorities and based upon generally accepted practices applicable to financial institutions and based upon GAAP.

         3.22 Company Benefit Plans. (a) Schedule 3.22(a)(i) to the Company Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or each Company Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which the Company or any Company Subsidiary maintains, to which the Company or any Company Subsidiary contributes, or under which any employee, former employee, director or former director of the Company or any Company Subsidiary is covered or has benefit rights and pursuant to which any liability of the Company or any Company Subsidiary exists or is reasonably likely to occur (the "Company Benefit Plans"), and current summary plan descriptions, trust agreements, and insurance contracts and Internal Revenue Service Form 5500 or 5500-C/R (for the three most recently completed plan years) with respect thereto. Except as set forth on
Schedule 3.22(a)(ii) to the Company Disclosure Schedule, the Company neither maintains nor has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or any Company Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of the Company or any Company Subsidiary or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "Company Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.22, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any Company Subsidiary has been notified by any Governmental Authority to amend any payments or other compensation paid or payable by the Company or any Company Subsidiary under this Agreement, any Company Benefit Plan or otherwise, to or for the benefit of any employee or director of the Company or any Company Subsidiary and, to the best knowledge of the Company, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Governmental Authorities.

         (b) Each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Company Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code and an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter and each pending application is included in
Schedule 3.22(b) to the Company Disclosure Schedule), and, to the best knowledge of the Company, there exist no circumstances likely to materially adversely affect the qualified status of any such Company Qualified Plan. All such Company Qualified Plans established or maintained by the Company or each Company Subsidiary or to which the Company or any Company Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans. No Company Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by the Company or each Company Subsidiary to any Company Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in the Company Financial Statements. Neither the Company nor any Company Subsidiary has accumulated any funding deficiency under Section 412 of the Code. Neither the Company nor any Company Subsidiary is in material default in performing any of its respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

         (c) There is no pending or, to the best knowledge of the Company, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by the Company or any Company Subsidiary which allege violations of applicable state or Federal law or the terms of the Plan which are reasonably likely to result in a liability on the part of Company or any Company Subsidiary or any such Plan.

         (d) The Company and each Company Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to any Company Benefit Plan are, and since the inception of each such Plan have been, in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") and the Internal Revenue Service under ERISA, the Code or any other applicable law. No "reportable event" (as defined in

Section 4043(c) of ERISA) has occurred with respect to any Company Benefit Plan. No Company Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or Section 4975(d) of the Code. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of
Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 of ERISA.

         (e) Neither the Company nor any Company Subsidiary has incurred, nor to the best knowledge of the Company or such Company Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by the Bank.

         (f) Neither the Company nor any Company Subsidiary has made any payments, or is or has been a party to any agreement or any Company Benefit Plan, that under any circumstances could obligate it, any Company Subsidiary, or any successor of any of them, to make any payment that is not or will not be deductible in full because of Section 162(m) or 280G of the Code.

         (g) Schedule 3.22(g) to the Company Disclosure Schedule describes any obligation that the Company or any Company Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages, their ages, a description of such health or welfare benefit, the annual cost incurred to provide such benefits and the portion of such cost that is paid by such retiree or former employee or director.

         (h) Schedule 3.22(h) to the Company Disclosure Schedule lists: (i) each employee, officer and director of the Company and each Company Subsidiary who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit and the basis of the calculation thereof, estimated compensation for 2005 based upon compensation received to the date of this Agreement, and the individual's rate of salary in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and such individual's compensation from Company or any Company Subsidiary for each of the calendar years 2000 through 2004 as reported by the Company or each Company Subsidiary on Form W-2 or Form 1099; (ii) each other employee of the Company or any Company Subsidiary who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee together with his or her estimated salary for 2005; (iii) a listing of each Option, showing the holder thereof, the number of shares, the type of option (incentive or non-statutory), the exercise price per share and a copy of the option agreements relating thereto; (iv) a listing of each unvested restricted stock award, showing the holder thereof, the number of shares, the vesting dates and a copy of the restricted stock award agreements relating thereto; (v) a listing of the participants in the Employee Stock Ownership Plan ("ESOP"), showing the number of outstanding shares of Company Common Stock credited to each participant, the vesting dates thereof, the unpaid balance of any loans owing by the ESOP to the Company or any party as of the date hereof (the "ESOP Loan"), and the number of unallocated shares of Company Common Stock held by such trusts; and (vi) each employee, officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained, showing the calculations of the amounts due under each such plan or agreement and the payment schedule thereof, and the amounts accrued in the Company Financial Statements with respect thereto.

         (i) The Company and each Company Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the Internal Revenue Service, the PBGC, and the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of the Company on a consolidated basis.

         (j) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement and, to the best of the Company's knowledge, no labor union claims to or is seeking to represent any employees of the Company or any Company Subsidiary.

         (k) Schedule 3.22(k) of the Company Disclosure Schedule lists (i) each life insurance policy held by the Bank under its bank-owned life insurance program (the "BOLI Program") and the cash value, face amount and other information relating thereto as of March 31, 2005, and (ii) the interest, if any, of a participant in the Bank's Supplemental Life/Split Dollar Plan, in the death benefit proceeds thereunder. The Bank has an insurable interest in each policy held under the BOLI Program and has obtained the consent of the individual who is the named insured under each policy. Except for the portion of the death benefit payable to beneficiaries of participants under the Supplemental Life/Split Dollar Plan, no individual or entity other than the Bank has any interest in any policy held under the BOLI Program.

         3.23 Environmental Matters. (a) For purposes of this Section 3.23, "Company Properties" means (i) the real estate owned or leased by the Company or the Bank and/or used as a banking related facility or identified in the Company's Form 10-K filing for the year ended December 31, 2004 or acquired since December 31, 2004; (ii) other real estate owned, if any ("Company REO"), by the Company or any Company Subsidiary as defined by any other Federal or state financial institution regulatory agency with regulatory authority for the Company or any Company Subsidiary; (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Company or any Company Subsidiary; (iv) real estate that is held in trust for others by the Bank; and (v) real estate owned or leased by a partnership or joint venture in which the Company or a Company Subsidiary has an ownership interest, including any Tax Subsidiary.

         (b) To the best knowledge of the Company, there are no present or past conditions on the Company Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any material or substance: (i) which is or becomes defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA, or other Environmental Laws (as defined below); (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof;

(iii) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls; (v) containing asbestos; (vi) which is radioactive;
(vii) which is biologically hazardous; (viii) the presence of which requires investigation or remediation under any Federal, state or local statute, regulation, ordinance, policy or other Environmental Laws; (ix) which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such term used to defined a substance having an adverse effect on the environment under Environmental Laws; or (x) any toxic, explosive, dangerous corrosive or otherwise hazardous substance, material or waste, which is regulated by any Federal, state or local governmental authority (collectively, "Hazardous Materials") or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials.

         (c) To the best knowledge of the Company, the Company, each Company Subsidiary and each Tax Subsidiary are in compliance in all material respects with all Federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (together with all regulations and rules adopted thereunder and amendments thereto) ("Environmental Laws"). Neither the Company nor any Company Subsidiary or Tax Subsidiary have received notice of, nor to the best knowledge of the Company are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Company Properties.

         (d) To the best knowledge of the Company, no Company Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions.

         (e) To the best knowledge of the Company, the Company, each Company Subsidiary and each Tax Subsidiary have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business. Further, the Company warrants and represents that these permits, licenses, certificates of inspection and other authorizations are fully transferable, to the extent permitted by law, to Purchaser.

         3.24 Material Contracts. Schedule 3.24(i) to the Company Disclosure Schedule sets forth, each contract, indenture, and other binding commitment and agreement (including any wholesale broker or loan purchase agreement, but not including documents evidencing, governing or related to loans or credits by the Company or any Company Subsidiary or deposits or investments held by the Bank) that provides for the receipt or expenditure of in excess of $50,000 over the course of any twelve-month period, or which cannot be terminated without penalty in excess of $25,000 to which the Company and/or any Company Subsidiary is a party or to which the Company and/or any Company Subsidiary or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). True copies of each Material Contract are set forth on
Schedule 3.24(i) to the Company Disclosure Schedule, including all material amendments and supplements thereto. Except as set forth on Schedule 3.24(ii) to the Company Disclosure Schedule, all of the Material Contracts are binding upon the Company and/or Company Subsidiaries (as applicable) and, to the Company's best knowledge, the other parties thereto. The Company and the Company Subsidiaries have each duly performed in all material respects all of its obligations under each Material Contract to which they are a party to the extent that such obligations to perform have accrued. No breach or default under any Material Contract by the Company or any of the Company Subsidiaries or, to the Company's knowledge, any other party thereto, has occurred which has a Company Material Adverse Effect. Except as set forth on Schedule 3.24(iii) to the Company Disclosure Schedule, none of the Material Contracts contains an express prohibition against assignment by operation of law or a change of control of the Company or a Company Subsidiary (or require written consent or notice to the other party), or contains any other provision which would preclude Purchaser from exercising and enjoying all of the rights, remedies and obligations of the Company or a Company Subsidiary, as the case may be, under such Material Contracts as a result of entering into this Agreement and the consummation of the Merger.

         3.25 Real Property. (a) The Company and each Company Subsidiary and Tax Subsidiary have good and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by the Company or any Company Subsidiary in the Company Financial Statements dated as of March 31, 2005 except for (i) assets and properties disposed of since such date in the ordinary course of business and
(ii) such liens, claims, mortgages, security interests, leases, agreements and tenancies, licenses, options, options to purchase, covenants, conditions, restrictions, rights of way, easements, judgments, and other matters affecting the real properties as set forth on Schedule 3.25(a)(i) to the Company Disclosure Schedule or as identified on the title policies listed on such Schedule. All buildings, structures, fixtures and appurtenances comprising part of the real properties of the Company or any Company Subsidiary (whether owned or leased by the Company or any Company Subsidiary) are in good operating condition and have been well maintained, ordinary wear and tear excepted. Title to all real property listed as being owned by the Company or any Company Subsidiary on the Company Disclosure Schedule is held in fee simple. The Company and each Company Subsidiary have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and, except as set forth on Schedule 3.25(a)(ii) to the Company Disclosure Schedule, such assets are free, clear and discharged of, from any and all liens, charges, encumbrances, security interests and/or equities. Set forth on Schedule 3.25(a)(i) to the Company Disclosure Schedule is evidence of title to all real property owned by the Company or the Bank.

         (b) All leases pursuant to which the Company or any Company Subsidiary, as lessee, leases real or personal property are, to the best knowledge of the Company, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either the Company or any Company Subsidiary, or to the best knowledge of the Company, the other party. Except as set forth on Schedule 3.25(b) to the Company Disclosure Schedule, none of such leases contains a prohibition against assignment by the Company or any Company Subsidiary, by operation of law or otherwise, or any other provision which in either case would preclude the Company or any Company Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by the Company or any Company Subsidiary as of the date of this

Agreement. Neither the Company nor any Company Subsidiary has made a prior assignment for collateral purposes of any such lease.

         3.26 Indemnification. To the best knowledge of the Company, no action or failure to take action by any director, officer, employee or agent of the Company or each Company Subsidiary has occurred which would give rise to a claim or a potential claim by any such person for indemnification from the Company or any Company Subsidiary under the corporate indemnification provisions of the Company or any Company Subsidiary in effect on the date of this Agreement.

         3.27 Insider Interests. All outstanding loans and other contractual arrangements (including deposit relationships) between the Company or any Company Subsidiary and any officer, director or employee of the Company or any Company Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. Except as set forth on Schedule 3.27 to the Company Disclosure Schedule, no officer, director or employee of the Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary. With the exception of any deposit or lending relationships with any Company Subsidiary, set forth on
Schedule 3.27 to the Company Disclosure Schedule is a description of all relationships and transactions with the Company or any Company Subsidiary of the type required to be disclosed by the Company under the Securities Act or the Securities Exchange Act pursuant to Items 401(d) and 404 of Regulation S-K promulgated under the Securities Act and the Securities Exchange Act without regard to any dollar thresholds therein.

         3.28 Fairness Opinion. The Board of Directors of the Company has received an opinion, dated the date of this Agreement, from Hovde Financial, LLC, that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

         3.29 Fees. Other than the financial advisory services performed for the Company by Hovde Financial, LLC, neither the Company, nor any of the Company Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

         3.30 Controls and Procedures. (a) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Company Reports, and the Company has delivered to Purchaser a summary of any disclosure made by management to the Company's auditors and audit committee since January 1, 2002 referred to in such certifications. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

         (b) The Company has (i) designed and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act) to ensure that material information required to be disclosed by the Company in the reports it files or submits under the Securities Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has provided to Purchaser true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2004 through the date hereof, and will promptly provide to Purchaser true and correct copies of any such disclosure that is made after the date hereof.

         (c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance
(i) that transactions are executed in accordance with management's general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management's general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

         (d) No personal loan or other extension of credit by the Company or any Company Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 31, 2002.

         (e) Since December 31, 2004, (i) neither the Company nor any of the Company Subsidiaries nor, to the best knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by the Company, any of the Company Subsidiaries or any of their respective officers, director, employees or agents to any officer of the Company, the Board of Directors of the Company or any member or committee thereof.

                                      IV.

                                    COVENANTS

         4.1 Conduct of Business by the Company Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing which consent shall not be unreasonably withheld) that:

         (a) Except as contemplated by this Agreement, the Company and each Company Subsidiary will carry on their respective businesses in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted (including ongoing review, testing, maintenance and assessment of disclosure controls and procedures and internal control over financial reporting), maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, except as set forth on Schedule 4.1(a) of the Company Disclosure Schedule, use all reasonable efforts to (i) preserve intact their present business organizations, (ii) generally keep available the services of their present officers and employees, and (iii) preserve their relationships with customers, suppliers, agents, brokers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

         (b) The Company will, and will cause each Company Subsidiary to, use their best efforts to comply promptly with all requirements which Federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon any of them in connection with the Merger.

         (c) The Company will, and will cause each Company Subsidiary to, use their best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. The Company will not, nor will it permit any of the Company Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

         (d) The Company will not declare or pay any cash dividends on or make other distributions with respect to capital stock, except that until the Effective Date occurs, the Company will be permitted to declare and pay a regular quarterly cash dividend not exceeding $0.1625 per share, so long as no dividend would be payable for that quarter on any Purchaser Common Stock to be issued as a result of the Merger. The Company shall not make any changes in its normal practice of declaring dividends or establishing dividend record or dividend payment dates. It is the intent of this Section 4.1(d) that holders of Company Common Stock receive regular payment of such cash dividends for any quarter if declared and paid in accordance with normal past practice, on their shares of Company Common Stock but only if dividends would not be payable during that quarter to holders of Purchaser Common Stock received in exchange for the shares of Company Common Stock. The parties shall cooperate to schedule the Closing to effectuate the foregoing.

         (e) The Company will not, and will not permit any Company Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of the Company on a consolidated basis.

         (f) The Company will not, and will not permit any Company Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

         (g) Except as otherwise contemplated by this Agreement or pursuant to the exercise of outstanding options, the Company will not, and will not permit any Company Subsidiary to, or enter into any agreement to, issue, sell, grant, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend, stock split or change in par or stated value. No additional shares of Company Common Stock shall become subject to new grants of employee stock options, stock appreciation rights, limited rights, stock grants or similar stock-based employee compensation rights.

         (h) The Company will not, and will not permit any Company Subsidiary to, create or incur any liabilities, in a single transaction or a series of related transactions, in excess of $50,000 other than the taking of deposits and other liabilities incurred in the ordinary course of business or consistent with past practices, or permit or suffer the imposition on any shares of stock held by it or by any Company Subsidiary of any material lien, charge or encumbrance. Notwithstanding the foregoing, in no event will the Company or any Company Subsidiary incur any liabilities or indebtedness relating to (i) brokered deposits or internet deposits; (ii) borrowed money other than fixed-rate Federal Home Loan Bank advances in the ordinary course of business with a term not in excess of two and one-half (2.5) years. In addition, such advances shall not have embedded options in their terms that are exercisable by the Federal Home Loan Bank.

         (i) The Company will not, and will not permit any Company Subsidiary to, (i) grant to any director, officer or employee any increase in compensation (except in accordance with past practices for those employees who are not executive or senior management), (ii) make contributions to any Company Benefit Plan (except in accordance with past practices or the terms of such plans or agreements as currently in effect as of the date of this Agreement provided that no contributions shall be made to any Company Qualified Plan that is a defined benefit plan), or (iii) pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management) or increase any severance or termination pay, or enter into or amend any employment, special termination, change in control, retention, covenant not to compete, severance, SERP or other compensation related agreement with any such person except as contemplated in this Agreement.

         (j) Neither the Company, nor any Company Subsidiary, will enter into, renew, extend, amend or modify any lease or license with respect to any property, whether real or personal with a term of more than one (1) year or payments greater than $50,000.

         (k) Except as set forth on Schedule 4.1(k) to the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary, will enter into or amend any continuing contract or series of related contracts involving in excess of $50,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days' notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement.

         (l) The Company will not, and will not permit any Company Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

         (m) The Company will, and will cause each Company Subsidiary to, use their best efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. The Company will, and will cause each Company Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors' and officers' liability insurance policies in order to preserve all rights thereunder with respect to all matters known by Company which could reasonably give rise to a claim prior to the Effective Time.

         (n) The Company will not, and will not permit any Company Subsidiary to, amend their respective Certificate of Incorporation, Charters, or By-laws, except as contemplated by this Agreement.

         (o) Except as contemplated on Schedule 4.1(o) to the Company Disclosure Schedule, the Company will not, and will not permit any Company Subsidiary to, enter into, renew, modify or increase: (i) any loan secured by lease receivables, (ii) any loan secured by commercial real estate involving an amount in excess of $500,000, or any amount which, when aggregated with any and all loans to the same or related borrowers, would be in excess of $1,000,000 (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20 and a loan to value ratio of not greater than 80%), (iii) any business loan involving an amount in excess of $100,000, or in any amount which, when aggregated with any and all loans to the same or related borrowers, would be in excess of $200,000 (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20), (iv) any loan or credit commitment (including letters of credit) which is secured by property located outside of the six-county Chicago MSA; and (v) any loan or credit commitment (including letters of credit) to, or make any investment or agree to make an investment in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan, credit commitment or investment: (A) to any person or entity involving an amount in excess of $500,000 or in any amount which, when aggregated with any and all loans or credit commitments of the Company and Bank to such person or entity or related entities, would be in excess of $1,000,000 (and in any event only if such loan has a loan to value ratio of not greater than 80% unless private mortgage insurance is purchased); (B) to any person other than in accordance with its lending policies as in effect on the date hereof; or (C) to any person or entity any of the loans or other extensions of credit to which, or investments in which, are delinquent, non-performing or on a "watch list" or similar internal report of the Company or the Bank; provided, however, that nothing in this subsection shall prohibit the Company or the Bank from honoring any contractual obligation in existence on the date of this Agreement.

         (p) The Company will not, and will not permit any Company Subsidiary to
(i) make any fixed rate loan, loan commitment or renewal or extension with a term longer than ten (10) years, except on such terms and in such amounts as are consistent with past practice and in any event no more than $2 million in aggregate principal amount on average in any month of fixed rate loans with terms 30 years or longer unless such loans conform to the FNMA/FHLMC standards, or (ii) purchase any loan or loan participation except the Bank may purchase up to $5 million per month of adjustable rate loans or loan participations with initial fixed rate periods of five (5) years or less that are secured by 1-4 family residences and have loan to value ratios of not greater than 80% unless private mortgage insurance is purchased. Notwithstanding the foregoing, the Bank may purchase loan participations from Anchor Bank provided Purchaser or Mid America approves any such transaction in advance, which approval shall not be unreasonably withheld. In order to facilitate review of any such proposed transactions, the Bank shall provide Mid America in advance the agenda and all materials relating to each loan committee meeting and a senior lending officer of Mid America shall be permitted to attend each such meeting of the Bank.

         (q) The Company will not, and will not permit any Company Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under Section 368(a) of the Code.

         (r) The Company will not, and will not permit any Company Subsidiary to, materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or change the manner in which the portfolio is classified or reported (in accordance with FAS 115 or otherwise), or execute individual investment transactions in excess of $50,000, except that individual investment and mortgage-backed securities purchases will be limited to $3 million per issue, will be of the two highest investment grade categories, and no fixed-rate non-mortgage related security should have a final maturity of more than two (2) years and no fixed-rate mortgage-related security should have an average life of greater than three (3) years at Bloomberg consensus prepayment speeds.

         (s) Except as required by applicable law or regulation, the Company (i) will not, and will not permit any Company Subsidiary to, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, and (ii) will, and will cause each Company Subsidiary to, follow its existing policies and practices with respect to managing its exposure to interest rate and other risk and to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest risk.

         (t) The Company will not, and will not permit any Company Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, derivative or synthetic mortgage product or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

         (u) The Company will not, and will not permit any Company Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of the Company or any Company Subsidiary, any five percent stockholder of the Company, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Subsection, "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

         (v) The Company will promptly advise Purchaser orally and in writing of any event or series of events which has a Company Material Adverse Effect.

         (w) Notwithstanding any of the foregoing, at or immediately prior to the Effective Time, if and as so requested by Purchaser, the Company and the Bank (i) shall cause any outstanding inter-company debt to be repaid, and (ii) cause dividends to be paid to the Company in such amounts as specified by Purchaser, subject to any regulatory notice or approval requirement.

         (x) Neither the Company, nor any Company Subsidiary, will enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $50,000 in aggregate value.

         (y) Neither the Company, nor any Company Subsidiary, will make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $50,000; provided, further, any computer or network equipment acquired by the Company or the Bank shall satisfy certain standards and specifications acceptable to Purchaser.

         (z) Neither the Company, nor any Company Subsidiary, will file any application to relocate operations from existing locations.

         (aa) Neither the Company, nor any Company Subsidiary, will create or incur or suffer to exist any mortgage, lien, pledge, or security interest, against or in respect of any property or right of the Company or any Company Subsidiary securing any obligation in excess of $50,000, except for any pledge or security interests given in connection with the acceptance of repurchase agreements or government deposits or if in the ordinary course of business consistent with past practice.

         (bb) Neither the Company, nor any Company Subsidiary, will discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to the Company or any Company Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $50,000, unless such discharge or satisfaction is covered by general or specific reserves.

         (cc) Neither the Company, nor any Company Subsidiary, will settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $50,000.

         (dd) Neither the Company, nor any Company Subsidiary, will change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be appropriate in the opinion of the Chief Executive Officer of the Company or Bank or other appropriate senior management of the Company or the Bank, as the case may be, in each case to respond to then current business, market or economic conditions or as may be required by the rules of the AICPA or the FASB or by Governmental Authorities or by law.

         (ee) Neither the Company, nor any Company Subsidiary, will knowingly or intentionally default under the terms of any agreement to which the Company or any Company Subsidiary is party.

         4.2 Conduct of Business by Purchaser Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, Purchaser agrees (except as expressly contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

         (a) Except as contemplated by this Agreement, Purchaser and the Purchaser Subsidiaries will carry on their respective businesses in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

         (b) Purchaser will not, nor will it permit any of the Purchaser Subsidiaries to, knowingly or willfully take any action that would adversely affect their ability to perform their obligations under this Agreement.

         (c) Purchaser will file all documents required to be filed to have the shares of Purchaser Common Stock to be issued pursuant to this Agreement included for quotation on

Nasdaq (or such other national securities exchange on which the shares of Purchaser Common Stock shall be listed as of the date of the closing of the Merger).

         (d) Prior to the Effective Time, Purchaser shall take all such steps as may be required to cause any acquisitions of Purchaser Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Purchaser with all requisite information necessary for Purchaser to take the actions contemplated by this
Section 4.2(d).

         4.3 Certain Actions. (a) None of the Company or any Company Subsidiary or their directors, officers or employees (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to the Company or any Company Subsidiary, or (ii) shall enter into any agreement, arrangement, or understanding (whether written or oral), regarding any Acquisition Transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any Company Subsidiary under any of the instances described in this clause. The Company shall immediately instruct and otherwise use its best efforts to cause its agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by the Company or any Company Subsidiary), consultants and other representatives to comply with such prohibitions. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, upon receipt of a bona fide, written proposal or offer unsolicited after the date hereof made by any Person or group (other than Purchaser or any of its affiliates) with respect to an Acquisition Transaction that the Board of Directors of the Company determines, in good faith, could result in a Superior Proposal (as defined below), the Company may provide information at the request of, or enter into negotiations with a third party with respect to such Acquisition Transaction, and provided, further, that the Company shall provide to Purchaser concurrently any information it provides to such third party which it has not previously provided to Purchaser. The Company shall promptly notify Purchaser orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

         (b) "Acquisition Transaction" shall, with respect to the Company, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either the Company or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a "Significant Subsidiary") of the Company; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Company or any Significant Subsidiary of the Company; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 15% or more of the voting power of either the Company or any Significant Subsidiary of the Company; (iv) a tender or exchange offer to acquire securities representing 15% or more of the voting power of the Company; (v) a public proxy or consent solicitation made to stockholders of the Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Company; (vi) the filing of an application or notice with the IDFRP, OTS or any other Federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to the Company or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses
(i) through (v) above.

                                       V.

                              ADDITIONAL AGREEMENTS

         5.1 Inspection of Records; Confidentiality. (a) The Company shall afford to Purchaser and Purchaser's accountants, counsel and other representatives, upon reasonable notice, such reasonable access as Purchaser may request, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information and accountants' work papers, developed by the Company or any Company Subsidiary or their accountants or attorneys, and will permit the Company's representatives to discuss such information directly with Purchaser's officers, directors, employees, attorneys and accountants.

         (b) In the event that this Agreement is terminated, each party shall upon request of the other party return all nonpublic documents furnished to it hereunder or destroy all documents or portions thereof that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

         5.2 Meetings of the Company. The Company shall provide to Purchaser the agenda for or a summary of the business proposed to be discussed at: (i) all meetings of the Boards of Directors of the Company and each Company Subsidiary, and (ii) all meetings of the committees of each such Board of Directors, including without limitation the audit, executive and loan committees thereof. The Company shall give reasonable notice to Purchaser of any such meeting; provided, however, no Purchaser representative shall be entitled to attend any board meetings or committee meetings other than loan committee meetings as described in Section 4.1(p). The Company shall provide to Purchaser all information provided to the directors on all such Boards of Directors and committees in connection with all such meetings of directors, when the same are provided to such directors, including minutes of prior meetings, financial reports and any other analyses prepared by senior management of the Company. All such information provided to Purchaser shall be treated in confidence as provided in Section 5.1(b) hereof. Notwithstanding the foregoing, the Company shall not be required to permit Purchaser (or its representatives) to review material or attend any portion of a meeting containing any confidential discussion of this Agreement and the transactions contemplated hereby or any other matter where the Company's Board of Directors has reasonably determined such review would result in a violation of Delaware law.

         5.3 Bank Merger. The Company and Purchaser intend to take all action necessary and appropriate to cause to be entered into the Bank Merger Agreement, substantially on the terms and in the form attached hereto as Exhibit C (the "Bank Merger Agreement") pursuant to which Mid America and the Bank shall merge simultaneously with or, if such Bank Merger cannot be effected simultaneously, immediately after the consummation of the Merger.

         5.4 D&O Indemnification. (a) Purchaser hereby agrees to cause to be maintained in effect for six (6) years after the Effective Time "tail coverage" under the Company's and the Company Subsidiary's current policy of officers' and directors' liability insurance with respect to actions and omissions occurring on or prior to the Effective Date; provided, however, that Purchaser may substitute therefor policies of at least the same coverage amounts containing terms and conditions which are no less advantageous to the covered persons provided that such substitution shall not result in any lapses in coverage with respect to matters occurring on or prior to the Effective Time; provided, further, that Purchaser shall not be required to pay a premium amount in excess of the maximum amount disclosed on Schedule 5.4(a) to the Purchaser Disclosure Schedule and if Purchaser is unable to obtain the insurance, Purchaser shall obtain as much comparable insurance as possible for a premium equal to such maximum amount. Schedule 5.4(a) to the Company Disclosure Schedule sets forth a copy of the Company's current D&O Insurance Policy, the current premium amount paid by the Company to obtain such insurance and the period of coverage to which such premium payment relates.

         (b) From and after the Effective Time through the sixth anniversary of the Effective Time, Purchaser and Mid America (each an "Indemnifying Party" and together the "Indemnifying Parties") jointly and severally agree to indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or a Company Subsidiary, or trustee of any benefit plan of the Company or any Company Subsidiary, except for unaffiliated corporate trustees (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving the Company, and/or any Company Subsidiary existing or occurring at or prior to the Effective Time, including in connection with the transaction contemplated by this Agreement, whether asserted or claimed prior to, at or through the sixth anniversary of the Effective Time, to the fullest extent to which the Company or the applicable Company Subsidiary is permitted or required by law or their respective Certificate of Incorporation (or other chartering document) and By-laws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Certificate of Incorporation (or other chartering document) and By-laws of such entity, in each case as in effect on the date hereof, or under applicable law.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 5.4(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnifying Party shall have the right to promptly and timely assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to, or fails to promptly and timely assume such defense, or to appropriately defend such claim once assumed (except with respect to any settlement contemplated below), the Indemnified Parties may retain counsel which is reasonably satisfactory to Purchaser to handle such defense and the Indemnifying Party shall pay the reasonable fees and expenses to all such counsel for an Indemnified Party (which may not exceed one firm in any jurisdiction for an Indemnified Party), and notwithstanding any assumption of such defense by the Indemnifying Party, an Indemnified Party may retain counsel of its own choosing to monitor such defense (with the Indemnified Party assuming any and all expenses as a result of hiring such counsel); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and
(iv) the Indemnifying Party shall not make any settlement of any such claim without prior written consent of an Indemnified Party.

         5.5 Affiliate Letters. The Company shall obtain and deliver to Purchaser on the date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit D hereto from each executive officer and director of the Company and each stockholder of the Company who may reasonably be deemed an "affiliate" of the Company within the meaning of such term as used in Rule 145 under the Securities Act, and shall use best efforts to obtain and deliver to Purchaser a signed representation letter substantially in the form of Exhibit D from any person who becomes an executive officer or director of the Company or any stockholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status. The letter described in this
Section 5.5 shall include certain provisions pursuant to which such individuals will agree to vote in favor of adopting this Agreement and the Merger.

         5.6 Regulatory Applications. Purchaser shall, as soon as practicable, file applications or notices with the applicable Governmental Authorities, and shall use its commercially reasonable efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, that Purchaser shall have no obligation to accept nonstandard conditions or restrictions with respect to the aforesaid approvals of Governmental Authorities if it shall reasonably determine that such conditions or restrictions would have a Purchaser Material Adverse Effect or would be materially burdensome to Purchaser and the Purchaser Subsidiaries taken as a whole. In the event of an adverse or unfavorable determination by any Governmental Authority with respect to the requisite approvals of the transactions contemplated by this Agreement, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Purchaser after consultation with the Company. At least two (2) business days prior to filing, Purchaser shall deliver a draft of the nonconfidential portions of all regulatory applications to the Company to enable the Company to have the ability to promptly comment on such applications prior to filing them. Purchaser shall deliver to the Company copies of the nonconfidential portions of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement, and Purchaser shall deliver a final copy of the nonconfidential portions of all regulatory applications to the Company promptly after they are filed with the appropriate regulatory authority.

         5.7 Financial Statements and Reports. From the date of this Agreement and to the Effective Time: (a) each party will deliver to the other, not later than ninety days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended as filed with the SEC, which shall be prepared, in all material respects, in conformity with GAAP and the rules and regulations of the SEC; (b) the Company will deliver to Purchaser not later than thirty days after the end of any fiscal quarter, the quarterly reports filed with the FDIC and IDFPR by the Company or the Bank which shall be prepared, in all material respects, in accordance with the rules and regulations of the FDIC; (c) each party will deliver to the other not later than forty-five days after the end of each of its first three (3) fiscal quarters, its report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (d) the Company will deliver to Purchaser any and all other material reports filed with the SEC, the FDIC, the IDFPR or any other regulatory agency within five (5) business days of the filing of any such report; and (e) the Company will deliver to Purchaser monthly financial statements which shall include a summary of the investment securities acquired in the ordinary course of business.

         5.8 Registration Statement; Stockholder Approval. As soon as reasonably practicable after the date hereof, Purchaser shall prepare and file with the SEC a Registration Statement on Form S-4 covering the Purchaser Common Stock to be issued to holders of Company Common Stock in the Merger, which Registration Statement shall include the Proxy Statement for use in soliciting proxies for the special meeting of stockholders (the "Stockholders' Meeting") to be held by the Company for purposes of considering this Agreement, and Purchaser and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act. Purchaser will take any reasonable action required to be taken, if any, under the applicable blue sky or securities laws in connection with the issuance of the shares of Purchaser Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with the preparation and filing of the Registration Statement and Proxy Statement and related actions. The Company shall call the Stockholders' Meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of voting upon this Agreement and the Merger. In connection with the Stockholders' Meeting, (a) Purchaser and the Company shall jointly prepare the Proxy Statement as part of the Registration Statement, and the Company shall mail the Proxy Statement to its stockholders, on a date mutually acceptable to the parties hereto (the "Mailing Date"); (b) the Board of Directors of the Company shall, subject to the exercise of its fiduciary duties, unanimously recommend to its stockholders the adoption of this Agreement, and (c) the Board of Directors of the Company shall otherwise use its best efforts to the extent consistent with its fiduciary duty to obtain such stockholder approval.

         5.9 Notice. At all times prior to the Effective Time, each party shall give prompt notice to the other of the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time, or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, so far as reasonably can be foreseen at the time of the occurrence, or thereafter, is reasonably likely to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be. After receipt of any such notice disclosing a material breach, the nondisclosing party may, within five (5) business days thereof, notify the disclosing party of its intent to terminate this Agreement pursuant to Section 7.1(d); provided, however, that the disclosing party shall have the right to cure such breach within thirty (30) days thereof but no later than the Effective Time. In the event the nondisclosing party fails to notify the disclosing party of its intent to terminate within five (5) business days after receipt of any notice hereunder, the nondisclosing party shall be deemed to have waived its right of termination as to any such breach arising out of or with respect to the events, conditions, change or occurrence described in such notice; provided, however, that any particular breach that is deemed to have been waived by the nondisclosing party may thereafter be considered by the nondisclosing party in determining the aggregate contribution of all events, conditions, changes and occurrences described by the disclosing party pursuant to this Section 5.9 toward the occurrence of a material breach by the disclosing party.

         5.10 Press Releases. Purchaser and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld. The Company shall obtain the prior consent of Purchaser to the content of any communication to its stockholders which consent shall not be unreasonably withheld or delayed.

         5.11 Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Effective Time, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article III hereof and in order to determine the fulfillment of the conditions set forth in Article VI hereof as of the Effective Time, the Company Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof and any information previously disclosed by the Company pursuant to Section 5.9 as to which Purchaser is deemed to have waived its right of termination; provided, however, that delivery of such supplements containing information which causes any representation or warranty of the Company to be false or materially misleading will not cure any breach hereunder of such representations or warranties.

         5.12 Tax Opinion. Purchaser shall obtain a written opinion ("Tax Opinion") of Vedder, Price, Kaufman & Kammholz, P.C. addressed to Purchaser, dated the Closing Date, subject to customary representations to be made by Purchaser and the Company relating to the Merger and the Bank Merger and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and Purchaser and the Company will each be a party to such reorganization; (b) the exchange in the Merger of Purchaser Common Stock and cash for Company Common Stock will not give rise to the recognition of any income, gain or loss to Purchaser, the Company, or the stockholders of the Company with respect to such exchange except, with respect to the stockholders of the Company, to the extent of any Cash Consideration received in the Merger and any cash received in lieu of fractional shares; (c) the adjusted tax basis of the Purchaser Common Stock received by Company stockholders in the Merger will equal the adjusted tax basis of the Company Common Stock exchanged therefor decreased by the amount of money received in the exchange and increased by the amount of gain recognized in the exchange; (d) the holding period of the Purchaser Common Stock received in the Merger will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided such shares of Company Common Stock were held as a capital asset at the Effective Time; (e) the adjusted tax basis of the assets of the Company in the hands of Purchaser will be the same as the adjusted tax basis of such assets in the hands of the Company immediately prior to the exchange; and (f) the holding period of the assets of the Company transferred to Purchaser will include the period during which such assets were held by the Company prior to the exchange.

         5.13 Tax Treatment. Neither the Company, the Company Subsidiaries, Purchaser, the Purchaser Subsidiaries, nor any of their affiliates, shall voluntarily take any action which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code. In addition, Purchaser and the Company agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a tax-free reorganization under Section 368(a) of the Code; provided, however, nothing contained in this Section 5.13 shall be deemed to require Purchaser to take any steps which will alter the Merger Consideration provided for in Section 1.5.

         5.14 Resolution of Company Benefit Plans. The Company and Purchaser shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Purchaser and the Company prior to the Effective Time:

         (a) At the Effective Time, Purchaser (or a Purchaser Subsidiary) shall be substituted for the Company as the sponsoring employer under those Company Benefit Plans with respect to which the Company or the Bank is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company or the Bank with respect to each such plan. Except as otherwise provided herein, each such plan and any Company Benefit Plan sponsored by the Company or the Bank shall be continued in effect by Purchaser or any applicable Purchaser Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Purchaser or any applicable Purchaser Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. The Company, the Bank and Purchaser will use all reasonable efforts (i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

         (b) Except as contemplated in any Letter of Understanding discussed below, at or as promptly as practicable after the Effective Time, as Purchaser shall reasonably determine, Purchaser shall provide, or cause any Purchaser Subsidiary to provide, to each employee of the Company and the Bank as of the Effective Time ("Company Employees") the opportunity to participate in each employee benefit plan and program maintained by Purchaser or the Purchaser Subsidiaries for similarly situated employees (the "Purchaser Benefit Plans"); provided, however, that with respect to such Purchaser Benefit Plans, Company Employees shall be given credit for service with the Company or the Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided, further that Company Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Purchaser Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Company Benefit Plans; provided, further, that to the extent that the initial period of coverage for Company Employees under any Purchaser Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Company Employees shall be given credit under the applicable Purchaser Benefit Plans for any deductibles and co-insurance payments made by such Company Employees under the Company Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative of those provided under any Company Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any Purchaser Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any year during which allocations are made to Company Employees under the Company ESOP or the Company 401(k) Plan. Except as otherwise provided in this Agreement, the power of Purchaser or any Purchaser Subsidiary to amend or terminate any benefit plan or program, including any Company Benefit Plan, shall not be altered or affected. Moreover, this Agreement shall not confer upon any Company Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with Purchaser or any Purchaser Subsidiary.

         (c) Concurrently with or immediately after the execution of this Agreement, the Company shall use its best efforts to obtain from each officer of the Company who is a party to an employment agreement, change in control agreement, supplemental executive retirement agreement or plan with the Company or the Bank a Letter of Understanding with the Company and the Bank substantially in the form heretofore provided (the "Letters of Understanding"), addressing certain matters pertaining to such executive's employment agreement, change in control agreement, supplemental executive retirement agreement or plan and benefits payable thereunder, and where applicable, such executive's employment after the Effective Time.

         (d) Notwithstanding anything in this Agreement to the contrary, all retention, severance, covenant not to compete, termination payments, acceleration of benefit vesting, and other compensation paid by the Company or the Bank, or as provided for in this Agreement, any Letter of Understanding, any Company Benefit Plan or otherwise, including, but not limited to, any Change in Control Benefit, shall not violate any prohibitions which are imposed by any Governmental Authorities, or which any Governmental Authorities otherwise deem to constitute unsafe and unsound banking practices or unreasonable compensation giving effect to any obligations of Purchaser or the Purchaser Subsidiary as provided herein or in any Letter of Understanding.

         (e) At the Effective Time, the ESOP shall have been amended to provide that no further contributions shall be made thereto, all accounts thereunder shall be fully vested and nonforfeitable and the Purchaser Common Stock issued upon the conversion of the Company Common Stock in the Merger shall become the qualifying employee security for purposes of the ESOP. On or as soon as is reasonably practicable after the Effective Time, the loan balance in the ESOP shall be paid in full by the ESOP (from the cash portion of the Merger Consideration relating to the unallocated ESOP shares, to the extent thereof, and thereafter from the stock portion of the Merger Consideration relating to the unallocated ESOP shares) and any remaining unallocated amounts shall be allocated as of the Effective Time to participants pro rata as earnings of the ESOP, based on the balances of participants' accounts immediately prior to such allocation. Purchaser shall cause the ESOP to be merged into Purchaser's employee stock ownership plan in compliance with Section 414(l) of the Code.

         (f) Prior to the Effective Time, the Company shall terminate its Employee Severance Compensation Plan as set forth in the letter agreement of even date herewith between Purchaser and the Company.

         (g) Purchaser and the Company agree to take certain other actions with respect to the Company Benefit Plans as set forth in the letter agreement of even date herewith between Purchaser and the Company.

         (h) At the Effective Time, each outstanding and unexercised Company Stock Option with respect to which the holder thereof has timely delivered a Conversion Agreement pursuant to Section 1.3(a)(i) hereof shall be assumed by Purchaser as provided in the Conversion Agreement.

         (i) Purchaser shall take all corporate action necessary to reserve for issuance at all times after the Effective Time a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of Company Stock Options assumed by Purchaser in accordance with Section 1.3(a)(i). Immediately following the Effective Time, Purchaser shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Purchaser Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.

         5.15 Appointment to Purchaser Board of Directors. Purchaser shall, as of the Effective Time, cause Leo Flanagan to be appointed: (i) to the Board of Directors of the Surviving Corporation and (ii) the Board of Directors of Mid America; provided, however, that Mr. Flanagan shall qualify as an independent director of Purchaser under applicable Nasdaq rules.

         5.16 Advisory Board. Purchaser shall cause Mid America to create an advisory board (the "Advisory Board") to (a) assist in and advise with respect to integration of the operations of the Bank with and into those of Mid America, and (b) advise with respect to the operations of Mid America. Other than the director identified in Section 5.15 above, Mid America will invite all current members of the Board of Directors of the Company who are members of such Board of Directors as of the Effective Time to serve on the Advisory Board, each of whom shall be entitled to receive per meeting fees (without reimbursement for travel expenses) equal to the per meeting fee currently paid by Mid America to each of its directors, which amount is set forth on Schedule 5.16 to the Purchaser Disclosure Schedule; provided, that the Advisory Board shall meet at least quarterly, and may meet more frequently at the request of Purchaser. The Board of Directors of Purchaser shall review the Advisory Board function annually to consider its continuation.

         5.17 Environmental Investigation. (a) Purchaser may engage a mutually acceptable environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of owned real estate used in the operation of the businesses of the Company, the Bank or any Company Subsidiary or Tax Subsidiary and any other real estate owned by the Company, the Bank or any Company Subsidiary or Tax Subsidiary. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Purchaser or Mid America. The Company shall fully cooperate with Purchaser to provide the consultant reasonable access to the premises under assessment. The consultant shall complete and deliver the Phase I assessments not later than sixty (60) days after the date of this Agreement. If any environmental conditions are found or suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of the Company set forth herein, without regard to any knowledge qualifiers or exceptions that may be contained in the Company Disclosure Schedule, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

         (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall mutually determine a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by Purchaser), all work plans for any post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be satisfactory to Purchaser subject to the consent of the Company (such consent not to be unreasonably withheld). The Company shall act promptly to complete, at its cost, all work plans for any post-Phase I assessments or remediation and any removal or remediation actions. If the work plans or removal or remediation actions cost more than $500,000 (individually or in the aggregate) to complete, Purchaser and the Company agree that the cost of the work plans, removal and remediation actions shall be deducted from the cash portion of the aggregate Merger Consideration due under the Agreement and each component of the Merger Consideration, and the Cash Conversion Number and Stock Conversion Number, shall be adjusted proportionately.

         5.18 Title to Real Estate. As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, the Company, at its own expense, shall obtain and deliver to Purchaser, with respect to all real estate owned or held pursuant to a ground lease by the Company, or any Company Subsidiary or Tax Subsidiary, either (i) an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company accepted by Purchaser (such acceptance not to be unreasonably withheld), showing fee simple title in the Company or such Company Subsidiary or Tax Subsidiary, in such real estate or the appropriate leasehold interest of the Company or such Company Subsidiary or Tax Subsidiary, subject only to (A) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner's Form B; (B) liens of current state and local property taxes which are not delinquent or subject to penalty; and (C) liens and encumbrances as disclosed on Schedule 3.25(a) to the Company Disclosure Schedule, and restrictions and conditions of record that do not materially adversely affect the value or use of such real estate, or (ii) a commitment by the title insurance company currently insuring Company or Company Subsidiary's or Tax Subsidiary's title to the real estate owned or held pursuant to a ground lease to provide an endorsement to the current title policies changing the name of the insured to Purchaser at Closing; provided, however, (a) such commitments and title policies are subject only to the matters set forth in this Section 5.18; and (b) the effective date of such endorsement shall be subsequent to or contemporaneous with the Effective Time.

         5.19 Cooperation. Subject to applicable law and regulation and after receipt of stockholder approval and all required regulatory approvals, the Company and the Company Subsidiaries shall at such times as are reasonably requested by Purchaser prior to Closing (i) consult and cooperate with Purchaser with respect to conforming the loan, classification, accrual and reserve policies of the Company and the Company Subsidiaries to those policies of Purchaser and the Purchaser Subsidiaries, and (ii) establish and take such accruals, reserves and changes to conform the loan, accrual and reserves policies of the Company and the Company Subsidiaries to the differing policies of Purchaser and the Purchaser Subsidiaries and to implement the same; provided, however, that the Company and the Company Subsidiaries shall not be required to take any such action that is not consistent with GAAP.

         5.20 Disclosure Controls. (a) Between the date of this Agreement and the Effective Time, the Company shall maintain disclosure controls and procedures that are effective to ensure that material information relating to the Company and the Company Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of the Company to permit the Company to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to the Company's auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and (iii) the Company shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

         (b) Between the date of this Agreement and the Effective Time, Company shall, upon reasonable notice during normal business hours, permit Purchaser (a) to meet with the officers of the Company and any Company Subsidiary responsible for the financial statements of the Company and each Company Subsidiary and the internal control over financial reporting of the Company and each Company Subsidiary to discuss such matters as Purchaser may deem reasonably necessary or appropriate concerning Purchaser's obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of the Company and the Company Subsidiaries to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to the Company's and each Company Subsidiary's operations with the controls and procedures and internal control over financial reporting of Purchaser for purposes of assisting Purchaser in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time. The Company shall, and shall cause its and each Company Subsidiary's respective employees and accountants to, fully cooperate with Purchaser in the preparation, documentation, review, testing and all other actions Purchaser deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

                                      VI.

                                   CONDITIONS

         6.1 Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Purchaser on the one hand, and the Company on the other hand, to consummate the Merger are subject to the following conditions precedent:

         (a) No preliminary or permanent injunction or other order by any Federal or state court which prevents the consummation of the Merger or the Bank Merger shall have been issued and shall remain in effect.

         (b) This Agreement shall have been duly adopted by the requisite vote of the stockholders of the Company at the Stockholders' Meeting.

         (c) Purchaser shall have received approvals of the Governmental Authorities to acquire the Company and to consummate the transactions contemplated hereby and all required waiting periods relating thereto shall have expired.

         (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

         (e) Purchaser shall have received the Tax Opinion (as contemplated in Section 5.12 above).

         (f) The shares of Purchaser Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

         6.2 Conditions to the Obligations of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the Merger are subject to the following conditions precedent:

         (a) All of the representations and warranties made by the Company in this Agreement and in any documents or certificates provided by the Company (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct as of the Effective Time as though made at and as of the Effective Time, provided, however, that if any representation or warranty (other than the representations contained in Sections 3.1, 3.2, 3.3, 3.4(a), 3.4(b) and 3.4(d)) is not true or correct as of the Effective Time, the condition in this clause (ii) shall nonetheless be deemed satisfied unless the facts or circumstances causing any representation or warranty not to be true or correct, either individually or in the aggregate, and without giving effect to any materiality qualifier set forth in any such representation or warranty, have a Company Material Adverse Effect.

         (b) The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

         (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Federal or state government or governmental agency or instrumentality or court, which would prohibit Purchaser's ownership or operation of all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel Purchaser to dispose of or hold separate all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render Purchaser or the Company unable to consummate the transactions contemplated by this Agreement.

         (d) To the extent any material lease, license, loan or financing agreement or other contract or agreement to which the Company or any Company Subsidiary, as the case may be, is a party requires the consent of, waiver from, or notice to, the other party thereto as a result of the transactions contemplated by this Agreement, such consent, waiver or notice shall have been obtained or given, including, but not limited to, the prior written consent with respect to all leases set forth on Schedule 3.25(b) of the Company Disclosure Schedule.

         (e) As of the Closing Date, there shall have been no Company Material Adverse Change from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Company Disclosure Schedule provided on the date of this Agreement, it being understood that any updates provided pursuant to Section 5.11 hereof do not constitute a waiver or other consent to any such Company Material Adverse Change, except in accordance with
Section 5.9.

         (f) Purchaser shall have received a certificate signed by each of the Chairman, Chief Executive Officer and Chief Operating Officer of the Company, dated as of the Effective Time, certifying that based upon his knowledge, the conditions set forth in Sections 6.2(a), (b) and (e) hereto have been satisfied.

         (g) Neither the Company nor any Company Subsidiary shall be made a party to, or to the knowledge of the Company, threatened by, any actions, suits, proceedings, litigation or legal proceedings which, if adversely determined, would in the reasonable opinion of Purchaser, have or are likely to have a Company Material Adverse Effect, nor shall any director or officer or former director or officer of the Company or any Company Subsidiary be made a party to, or threatened by, any actions, suits, proceedings, litigation or legal proceedings relating to the performance or nonperformance of their legal or fiduciary duties as directors and officers of the Company or any Company Subsidiary which in the reasonable opinion of Purchaser is likely to have a Company Material Adverse Effect. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement which would make consummation of the Merger inadvisable in the reasonable opinion of Purchaser.

         (h) The Bank Merger Agreement shall have been duly authorized and approved by the Company and the Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

         (i) All action required to be taken by or on the part of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and the stockholders of the Company, and Purchaser shall have received certified copies of the resolutions evidencing such authorization.

         (j) The Company shall have procured and delivered to Purchaser the resignations of each of the directors and executive officers of the Company and the Company Subsidiaries, effective as of the Effective Time, in form and substance reasonably acceptable to Purchaser.

         (k) Purchaser shall have received an opinion of Muldoon Murphy & Aguggia LLP, counsel for the Company, substantially in the form of Exhibit E hereto.

         (l) The Company shall have delivered to Purchaser applicable titles with respect to any and all real property owned by the Company or the Company Subsidiaries, pursuant to Section 5.18.

         6.3 Conditions to the Obligations of the Company. Notwithstanding any other provision of this Agreement, the obligations of Company to consummate the Merger are subject to the following conditions precedent:

         (a) All of the representations and warranties made by Purchaser in this Agreement and in any documents or certificates provided by Purchaser (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct as of the Effective Time as though made at and as of the Effective Time, provided, however, that if any representation or warranty (other than the representations contained in Sections 2.1(a), 2.1(b), 2.2 and 2.3) is not true or correct as of the Effective Time, the condition in this clause (ii) shall nonetheless be deemed satisfied unless the facts or circumstances causing any representation or warranty not to be true or correct, either individually or in the aggregate, and without giving effect to any materiality qualifier set forth in any such representation or warranty, have a Purchaser Material Adverse Effect.

         (b) Purchaser shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

         (c) As of the Closing Date, there shall have been no Purchaser Material Adverse Change from that which was represented and warranted on the date of this Agreement pursuant to this Agreement.

         (d) The Company shall have received a certificate signed by each of the Chairman, Chief Executive Officer and Chief Financial Officer of Purchaser, dated as of the Effective Time, that based upon such Chief Executive Officer's knowledge, the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

         (e) The Company shall have received an opinion from the General Counsel of Purchaser, substantially in the form of Exhibit F hereto.

         (f) All action required to be taken by or on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Purchaser, and Company shall have received certified copies of the resolutions evidencing such authorization.

                                      VII.

                         TERMINATION; AMENDMENT; WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

         (a) By mutual written consent of the Board of Directors of Purchaser and the Board of Directors of the Company.

         (b) At any time prior to the Effective Time, by Purchaser or the Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application, the approval of which is a condition precedent to either party's obligations hereunder.

         (c) By either party at any time after the stockholders of the Company fail to approve this Agreement and the Merger in a vote taken at a meeting duly convened for that purpose; provided, however, the Company shall have no right to terminate pursuant to this Section 7.1(c) if the Company has taken any action, or failed to take any action, as applicable, as prescribed by Section 7.2(a)(i),
(ii) or (iii).

         (d) By Purchaser or the Company in the event of the material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing conditions set forth in
Section 6.2 hereof, in the case of Purchaser, or Section 6.3 hereof, in the case of the Company, except in each case, for any such breach which has been disclosed pursuant to Section 5.9 and waived by the non-disclosing party pursuant to Section 5.9 or cured by the disclosing party prior to the Effective Time and within the time period specified in Section 5.9.

         (e) By either party on or after March 31, 2006, in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

         (f) By the Company, if (i) the Company has complied with the provisions of Section 4.3, (ii) any corporation, partnership, person, other entity or group, as defined in the Securities Exchange Act (other than Purchaser or any affiliate of Purchaser), shall have commenced, made or proposed an Acquisition Transaction, (iii) the Company's Board of Directors shall have determined, in its good faith judgment, after consultation with its independent financial advisors, that such offer is more favorable to the Company's stockholders than the Reorganization (as defined below), and (iv) the Company's Board of Directors shall have determined, in good faith, that if it failed to recommend such offer or accept such proposal then such failure would be determined to result in a breach of the directors' fiduciary duties (a "Superior Proposal"); provided, however, that the Company may not terminate this Agreement pursuant to this
Section 7.1(f) until the expiration of five (5) business days after written notice of any such offer or proposal referenced in this Section 7.1(f) has been delivered to Purchaser, together with a summary of the terms and conditions of any such offer or proposal (and including a copy thereof with all accompanying documentation, if in writing). After providing such notice, the Company shall provide a reasonable opportunity to Purchaser during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger on such adjusted terms.

         (g) By the Board of Directors of Purchaser if the Company has received a Superior Proposal, and the Board of Directors of the Company has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws, modifies or amends in any respect adverse to Purchaser its approval of this Agreement or the transactions contemplated hereby, or withdraws or fails to make a unanimous recommendation that stockholders of the Company vote in favor of the Merger, or modifies or qualifies such recommendation in a manner adverse to Purchaser, or the Board of Directors of the Company has resolved to do any of the foregoing.

         7.2 Termination Fee. (a) In consideration of the expenses and forgone opportunities of Purchaser, as a condition and inducement to Purchaser's willingness to enter into and perform this Agreement, provided that the Company has not validly terminated this Agreement pursuant to Section 7.1(d), the Company shall pay to Purchaser immediately upon demand a fee of $9,000,000 (the "Termination Fee") upon the earliest to occur of the following:

                  (i) Purchaser terminates this Agreement pursuant to Section 7.1(c) or (d) and (A) the Board of Directors of the Company (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (2) shall not at the appropriate time have unanimously recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of the adoption of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of the Company shall have resolved to do any of the foregoing; or

                  (ii) Purchaser terminates this Agreement pursuant to Section 7.1(g);

                  (iii) the Company shall have (A) terminated this Agreement pursuant to Section 7.1(f), (B) entered into an agreement with a party other than Purchaser or an affiliate of Purchaser providing for an Acquisition Transaction described in Section 4.3(b)(i) through (iv) prior to the termination date of this Agreement, or (C) terminated this Agreement pursuant to Section 7.1(c) and any action or inaction described in Section 7.2(a)(i)(A) or (B) shall have occurred; or

                  (iv) a tender or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Purchaser or an affiliate thereof) and the Company's Board of Directors recommends that shareholders of the Company tender their shares in such tender offer or fails to recommend that shareholders reject such tender offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

         (b) In the event this Agreement is terminated prior to the Effective Time for any reason other than (i) mutual agreement of the parties pursuant to
Section 7.1(a), (ii) a valid termination by either party pursuant to Section 7.1(b), (iii) a valid termination by Company pursuant to Section 7.1(d), or (iv) a valid termination by Purchaser pursuant to Section 7.1(d) for a non-willfull breach, the Termination Fee, unless previously paid pursuant to Section 7.2(a), shall continue to be payable by the Company to Purchaser upon the consummation of any Acquisition Transaction that is entered into or announced during the 18-month period from and after the date hereof; provided, however, that if the termination is pursuant to Section 7.1(e), the Termination Fee shall be payable only if such Acquisition Transaction is with a party (or an affiliate of a party) that had delivered a written proposal for, or otherwise engaged in activities relating to, an Acquisition Transaction prior to the termination date of this Agreement.

         7.3 Expenses. Except as otherwise provided elsewhere herein, Purchaser and the Company shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section 7.3 or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

         7.4 Survival of Agreements. In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, except that (i) the agreements contained in Sections 5.1(b), 5.10, 7.2 and 7.3 hereof shall survive the termination hereof; and (ii) a termination pursuant to Section 7.1(d) hereof shall not relieve a breaching party from any liability for any breach giving rise to such termination.

         7.5 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of the Company but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of the Company without the further approval of such stockholders or which in any other way adversely affects the rights of the stockholders of the Company without the further required approval of the stockholders so affected. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Purchaser and the Company may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

         7.6 Waiver. Any term, provision or condition of this Agreement (other than requirements for stockholder approval and required approvals of the Governmental Authorities) may be waived in writing at any time by the party which is entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same, except as provided in Section 5.9. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by Purchaser of the Company or the Company of Purchaser prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                     VIII.

                               GENERAL PROVISIONS

         8.1 Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective
Time) shall not survive the Effective Time, except as provided for in Section
7.4.

         8.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

         (a)  if to Purchaser:     MAF Bancorp, Inc.
                                   55th Street & Holmes Avenue
                                   Clarendon Hills, Illinois 60514
                                   Attention: Jennifer R. Evans, Esq.
                                              Senior Vice President
                                              and General Counsel
                                   Telephone Number: (630) 325-7300
                                   Facsimile Number: (630) 325-0407

         copy to:                  Vedder, Price, Kaufman & Kammholz, P.C.
                                   222 North LaSalle Street, Suite 2600
                                   Chicago, Illinois 60601
                                   Attention: Thomas P. Desmond, Esq.
                                   Telephone Number: (312) 609-7500
                                   Facsimile Number: (312) 609-5005

         (b)  if to the Company:   EFC Bancorp, Inc.
                                   1695 Larkin Avenue
                                   Elgin, Illinois 60123
                                   Attention: Leo Flanagan
                                              Chairman of the Board
                                   Telephone Number: (847) 741-3900
                                   Facsimile Number: (847) 741-3902

         copy to:                  Muldoon Murphy & Aguggia LLP
                                   5101 Wisconsin Avenue, N.W.
                                   Washington, D.C. 20016
                                   Attention: Paul Aguggia, Esq.
                                   Telephone Number: (202) 362-0840
                                   Facsimile Number: (202) 966-9409

         8.3 Applicable Law. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the Federal laws of the United States apply.

         8.4 Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

         8.6 Entire Agreement; Binding Effect; Nonassignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         8.7 Definitions. In addition to the capitalized terms otherwise defined herein, as used in this Agreement, the following capitalized terms shall have the meanings provided in this Section 8.7:

         "business day" means any day that the New York Stock Exchange or Nasdaq are open for trading.

         "Company Disclosure Schedule" and "Purchaser Disclosure Schedule" shall mean and refer to all of the disclosures, agreements, lists, instruments and other documentation described or referred to in this Agreement as constituting a numbered schedule to the Company Disclosure Schedule and Purchaser Disclosure Schedule, respectively.

         "Company Material Adverse Change" shall mean any occurrence or change that results in a Company Material Adverse Effect, but excluding any effect or change attributable to or resulting from: (i) changes in economic conditions or financial market conditions affecting similarly situated savings banks and/or savings and loan holding companies; (ii) changes in laws, regulations, interpretations or laws or regulations, GAAP or regulatory accounting requirements applicable to savings banks and/or savings and loan holding companies; (iii) expenses or expenditures incurred in connection with the negotiation and execution of this Agreement and any cost incurred solely at the request of Purchaser other than in the usual course consistent with the Company's past practices; or (iv) an event or development specifically disclosed to Purchaser and waived pursuant to Section 5.9.

         "Company Material Adverse Effect" shall mean any effect that is or would reasonably be expected to be material and adverse to the financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or that would reasonably be expected to materially and adversely affect (i) the ability of the Company to consummate the transactions contemplated in this Agreement, including without limitation, the transactions resulting in the Merger or the Bank Merger (collectively, the "Reorganization"), or (ii) the ability of the

Company or the Company Subsidiaries to perform their material obligations (including timeliness) hereunder.

         "knowledge" shall mean (unless otherwise expressly provided herein), with respect to the Company and the Company Subsidiaries, information known to any member of the Boards of Directors of the Company or the Bank or any of the officers of the Company of the Bank set forth on Schedule 8.7 to the Company Disclosure Schedule, and, in the case of Purchaser and the Purchaser Subsidiaries, information known to any member of the board of directors of Purchaser or Mid America or any officer of Purchaser or Mid America set forth on
Schedule 8.7 to the Purchaser Disclosure Schedule, and, in each case, any facts of which any of them is aware.

         "Purchaser Material Adverse Change" shall mean any occurrence or change that results in a Purchase Material Adverse Effect, but excluding any effect or change attributable to or resulting from (i) changes in economic conditions or financial market conditions affecting similarly situated savings banks and/or savings and loan holding companies, and (ii) changes in laws, regulations, interpretations or laws or regulations, GAAP or regulatory accounting requirements applicable to savings banks and/or savings and loan holding companies.

         "Purchaser Material Adverse Effect" shall mean any effect that is or would reasonably be expected to be material and adverse to the financial condition or results of operations of Purchaser and the Purchaser Subsidiaries, taken as a whole, or that would reasonably be expected to materially and adversely affect (i) the ability of Purchaser to consummate the transactions contemplated in this Agreement, including without limitation, the Reorganization, or (ii) the ability of Purchaser or the Purchaser Subsidiaries to perform their material obligations (including timeliness) hereunder.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

                                       MAF BANCORP, INC.


                                        /s/ Allen H. Koranda
                                       -----------------------------------------
                                       By:  Allen H. Koranda
                                       Its: Chairman and Chief Executive Officer


                                       EFC BANCORP, INC.


                                        /s/ Leo Flanagan
                                       -----------------------------------------
                                       By:  Leo Flanagan
                                       Its: Chairman of the Board